UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

Filed by the Registrant  ☒    Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

CNA Financial Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

CNA FINANCIAL CORPORATION

Notice of Annual Meeting April 22, 2009

To the Stockholders of

CNA FINANCIAL CORPORATION:

The Annual Meeting of Stockholders of CNA Financial Corporation, a Delaware corporation, will be held at 333 South Wabash Avenue, Room 208N, Chicago, Illinois, on Wednesday, April 22, 2009, at 10:00 a.m., Chicago time, for the following purposes:

(1)	To elect eight Directors;

(2)	To ratify the appointment of Deloitte & Touche LLP as independent registered public accountants for the Company for 2009; and

(3)	To transact such other business as may properly come before the meeting.

Only Stockholders of record at the close of business on March 12, 2009 are entitled to notice of, and to vote at, this meeting.

We urge you to complete, date and sign the enclosed proxy and mail it promptly in the accompanying envelope, which requires no postage if mailed in the United States. You may revoke the proxy at any time before the authority granted therein is exercised.

By order of the Board of Directors,

JONATHAN D. KANTOR
Executive Vice President,
General Counsel and Secretary

Chicago, Illinois

March 30, 2009

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be held on April 22, 2009. This Proxy Statement and the 2008 Annual Report to Stockholders are posted on the Company’s website at www.cna.com.

CNA FINANCIAL CORPORATION

333 SOUTH WABASH AVENUE, CHICAGO, ILLINOIS 60604

Proxy Statement

Annual Meeting, April 22, 2009

The Board of Directors of CNA Financial Corporation (“CNA” or the “Company”) submits this Proxy Statement in connection with the solicitation of proxies from the Stockholders in the form enclosed.

The persons named in this Proxy Statement as nominees for election as Directors have been designated by the Board of Directors.

Any Stockholder giving a proxy has the power to revoke it at any time before it is exercised. A subsequently dated proxy, duly received, will revoke an earlier dated proxy. A Stockholder may also revoke his or her proxy and vote in person at the Annual Meeting. Proxies will be voted in accordance with the Stockholder’s specifications and, if no specifications are made, proxies will be voted in accordance with the Board of Directors’ recommendations. The approximate date of mailing of this Proxy Statement is March 30, 2009.

On March 12, 2009, we had outstanding 269,024,408 shares of common stock (“Common Stock”). The holders of Common Stock have one vote for each share of stock held. Stockholders of record at the close of business on March 12, 2009 will be entitled to notice of, and to vote at, this meeting. The holders of a majority of shares of Common Stock issued and outstanding and entitled to vote when present in person or represented by proxy constitute a quorum at all meetings of Stockholders.

In accordance with the Company’s By-Laws and applicable law, the election of Directors will be determined by a plurality of the votes cast by the holders of shares present in person or by proxy and entitled to vote. Consequently, the eight nominees who receive the greatest number of votes cast for election as Directors will be elected as Directors of the Company. Shares present which are properly withheld as to voting with respect to any one or more nominees, and shares present with respect to which a broker indicates that it does not have authority to vote (“broker non-votes”), will not be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum. The affirmative vote of shares representing a majority of the votes cast by the holders of shares present and entitled to vote is required to approve the other matters to be voted on at the Annual Meeting. Shares which are voted to abstain will be considered present at the meeting, but since they are not affirmative votes for the matter they will have the same effect as votes against the matter.

Principal Stockholders

The following table contains certain information as to all entities which, to the knowledge of the Company, were the beneficial owners of 5% or more of the outstanding shares of Common Stock as of February 27, 2009 (unless otherwise noted). Each such entity has sole voting and investment power with respect to the shares set forth:

Name and Address of Beneficial Owner	Amount Beneficially Owned	Percent of Class
Loews Corporation (“Loews”)	242,053,773	90%
667 Madison Avenue
New York, New York 10065

Because Loews holds a majority of our outstanding Common Stock, Loews has the power to approve matters submitted for consideration at the Annual Meeting without regard to the votes of the other Stockholders. Loews has advised the Company’s Board of Directors that it intends to vote FOR the election of management’s nominees for the Board of Directors and FOR the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accountants for 2009. There are no agreements between CNA and Loews with respect to the election of CNA Directors or Officers or with respect to the other matters to come before the meeting.

Director and Officer Holdings

The following table sets forth certain information as to the shares of our Common Stock beneficially owned by each Director and nominee, and each Executive Officer named in the Summary Compensation Table below (the “Named Executive Officers”), and by all Executive Officers and Directors of the Company as a group as of February 27, 2009, based on data furnished by them:

Name:	Shares of the Company’s Common Stock Beneficially Owned		Shares of Loews Corporation Common Stock Beneficially Owned
Michael Fusco	105,500	(1)	0
Larry A. Haefner	0		0
Jonathan D. Kantor	199,000	(2)	0
James R. Lewis	142,744	(3)	0
Stephen W. Lilienthal	549,135	(4)	0
Paul J. Liska	0		0
D. Craig Mense	105,804	(5)	0
Jose O. Montemayor	0		0
Thomas F. Motamed	130,464	(6)	0
Don M. Randel	0		0
Joseph Rosenberg	200		157,498	(7)
Andrew H. Tisch	6,100		14,736,816	(8)
James S. Tisch	6,100		15,223,913	(9)
Marvin Zonis	683		0
All Executive Officers and Directors as a Group	1,245,730	(10)	30,118,227	(11)

1.	Includes 80,000 shares issuable upon the exercise of options and 25,000 Stock Appreciation Right (“SARs”) granted under the CNA Financial Corporation 2000 Incentive Compensation Plan (the “Incentive Compensation Plan”) which are currently exercisable.

2.	Includes 154,000 shares issuable upon the exercise of options and 45,000 SARs granted under the Incentive Compensation Plan which are currently exercisable.

3.	Includes 45,000 shares issuable upon the exercise of options and 90,000 SARs granted under the Incentive Compensation Plan which are currently exercisable.

4.	Includes 305,000 shares issuable upon the exercise of options and 225,000 SARs granted under the Incentive Compensation Plan which are currently exercisable.

5.	Includes 50,000 shares issuable upon the exercise of options and 38,750 SARs granted under the Incentive Compensation Plan which are currently exercisable.

6.	Common stock represents the underlying security of restricted stock units granted to Mr. Motamed, each of which constitutes a contingent right to receive one share of Common Stock.

7.	Represents shares of Loews Common Stock issuable upon the exercise of options granted under the Loews Corporation 2000 Stock Option Plan (“Loews Stock Option Plan”) which are currently exercisable.

8.	Includes 450,000 shares of Loews Common Stock issuable upon the exercise of options granted under the Loews Stock Option Plan which are currently exercisable. Also includes 11,574,348 shares held by trusts of which Mr. A. H. Tisch is the managing trustee (inclusive of 3,349,150 shares held in trust for his benefit) and 465,000 shares held by a charitable foundation as to which Mr. A. H. Tisch has shared voting and investment power. Loews Common Stock shares held by Mr. A. H. Tisch represent 3.4% of the outstanding shares of Loews Common Stock.

9.	Includes 450,000 shares of Loews Common Stock issuable upon the exercise of options granted under the Loews Stock Option Plan which are currently exercisable. Also includes 12,366,786 shares of Loews Common Stock held by trusts of which Mr. J. S. Tisch is managing trustee (inclusive of 3,219,193 shares held in trust for his benefit) and 484,100 shares of Loews Common Stock held by a charitable foundation as to which Mr. J. S. Tisch has shared voting and investment power. Loews Common Stock shares held by Mr. J. S. Tisch represent 3.5% of the outstanding shares of Loews Common Stock.

10.	Includes 634,000 shares issuable upon the exercise of options and 423,750 SARs granted under the Incentive Compensation Plan which are currently exercisable.

11.	Includes 1,057,498 shares of Loews Common Stock issuable upon the exercise of options granted under the Loews Stock Option Plan which are currently exercisable.

Each holding represents less than 1% of the outstanding shares of Common Stock. For information with respect to the stock holdings of Loews, please see the “Principal Stockholders” section above.

ELECTION OF DIRECTORS

(Proposal No. 1)

Pursuant to the By-Laws of the Company, the number of directors constituting the full Board of Directors has been fixed by the Board at eight. Each Director shall be elected at the Annual Meeting of Stockholders and each Director elected shall hold office until the next Annual Meeting of Stockholders and until his or her successor is elected and qualified. Directors need not be Stockholders. Unless authority to do so is withheld, the persons named in the enclosed proxy intend to vote the shares represented by the proxies given to them for the eight nominees hereinafter named.

Should any nominee or nominees become unavailable, the proxy holders will vote for the nominee or nominees designated by the Board of Directors. The Board of Directors has no reason to believe that any of the nominees will become unavailable.

Set forth below is the name, principal occupation and business experience during the time period that, at a minimum, includes the past five years, as well as certain other information for each nominee:

Paul J. Liska, private investor. From March 2008 until February 2009, Executive Vice President and Chief Financial Officer of Motorola, Inc. Prior to joining Motorola, Mr. Liska served as an industrial partner for various private equity firms including MidOcean Partners, CVC Capital Holdings and Ripplewood Holdings LLC. From 2004 to 2006, Mr. Liska served as Executive Chairman of USF Corporation until its acquisition by Yellow Roadway Corporation and in various capacities with WRC Media, Inc., including Executive Chairman. Mr. Liska has been a Director since February 2004, serves on the Executive and Finance Committees and is Chairman of the Audit Committee. Age 53.

Jose O. Montemayor, Principal of Black Diamond Capital Partners I, LP. From 1999 to 2005, he was Insurance Commissioner of the Texas Department of Insurance. He has been a Director since February 2007 and serves on the Audit, Executive and Finance Committees. Age 58.

Thomas F. Motamed, Chairman of the Board and Chief Executive Officer of the Company since January 1, 2009. From December 2002 to June 2008, he served as Vice Chairman and Chief Operating Officer of The Chubb Corporation and President and Chief Operating Officer of Chubb & Son. Mr. Motamed is a member of the Executive and Finance Committees. He has been a Director since January 1, 2009. Age 60.

Don M. Randel, President of the Andrew W. Mellon Foundation since July 2006. Prior to that, President of the University of Chicago since July 2000. He is a member of the Audit, Executive, Finance and Compensation Committees. Mr. Randel has been a Director since May 2002. Age 68.

Joseph Rosenberg, Chief Investment Strategist of Loews since 1995. He serves on the Executive and Finance Committees. He has been a Director since August 1995. Age 75.

Andrew H. Tisch, Co-Chairman of the Board, Chairman of the Executive Committee and a member of the Office of the President of Loews. He is a Director of Loews and of the general partner of Boardwalk Pipeline Partners LP. (“Boardwalk”), a subsidiary of Loews. He is Chairman of the Board of K12, Inc. He is Chairman of the Executive Committee and serves on the Finance Committee. Mr. Tisch has served as a Director since February 2006. Age 59.

James S. Tisch, President and Chief Executive Officer and a member of the Office of the President of Loews. He is a Director of Loews and Chairman of the Board of Diamond Offshore Drilling, Inc. (“Diamond”), a 51% owned subsidiary of Loews. Mr. Tisch served as Chief Executive Officer of Diamond until May, 2008. He is Chairman of the Finance Committee and serves on the Executive Committee. Mr. Tisch has served as a Director since 1985. Age 56.

Marvin Zonis, Professor Emeritus of International Political Economy, Leadership and E-Commerce at the Graduate School of Business of the University of Chicago since 1989. He is principal of Marvin Zonis & Associates, Inc., an international consulting firm. He has been a Director since 1993, is the Chairman of the Compensation Committee and serves on the Audit, Executive and Finance Committees. Age 72.

Director Independence

Under the rules of the New York Stock Exchange (“NYSE”), listed companies like CNA that have a controlling stockholder are not required to have a majority of independent directors. Because Loews holds more than 50% of the voting power of the Company, CNA is a controlled company within the meaning of the rules of the NYSE. Accordingly, our Board of Directors is not composed of a majority of directors who are independent. Nevertheless, our Board of Directors has determined that the following directors are independent under the listing standards of the NYSE (each, an “Independent Director” and collectively, the “Independent Directors”): Paul J. Liska; Jose O. Montemayor; Don M. Randel and Marvin Zonis. In assessing independence, each year our Board affirmatively determines whether or not each director or nominee has any material relationship with the Company. In assessing the materiality of any relationship, our Board considers all relevant facts and circumstances, not merely from the standpoint of the director or nominee, but from that of any person or organization with which the director or nominee has an affiliation. Our Board considers the frequency and regularity of any services provided by or to, or other transactions between, our Company and the director or nominee or affiliated organization, whether they are being carried out at arm’s-length in the ordinary course of business and whether they are being provided or conducted substantially on the same terms as those prevailing at the time with unrelated parties for comparable transactions. Material relationships can include commercial banking, industrial, legal, accounting, charitable and familial relationships.

Our Board has established guidelines to assist it in determining director independence under these listing standards. Under our Board’s guidelines, a director would not be considered independent if any of the following relationships exists: (i) during the past three years the director has been an employee, or an immediate family member has been an executive officer, of the Company; (ii) the director or an immediate family member received, during any twelve month period within the past three years, more than $120,000 in direct compensation from the Company, excluding director and committee fees, pension payments and certain forms of deferred compensation; (iii) the director is a current partner or employee, or an immediate family member is a current partner of a firm that is the Company’s internal or external auditor, or an immediate family member is a current employee of such a firm and personally works on the Company’s audit, or, within the last three years, the director or an immediate family member was a partner or employee of such a firm and personally worked on the Company’s audit within that time; (iv) the director or an immediate family member has at any time during the past three years been employed as an executive officer of another company where any of the Company’s present executive officers at the same time serves or served on that company’s compensation committee; or (v) the director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three years, exceeds the greater of $1 million, or 2% of the other company’s consolidated gross revenues.

Committees and Meetings

Our Board of Directors has an Audit, Compensation, Executive and Finance Committee. We do not have a Nominating Committee. Under the rules of the NYSE, listed companies like CNA that have a controlling stockholder are not required to have a Nominating Committee. Our Board of Directors as a whole therefore performs the functions of a Nominating Committee. Our Company does not have a specific policy regarding Stockholder nominations of potential directors to our Board of Directors other than through the process described below in the “Stockholder Proposals for the 2010 Annual Meeting” section. Nominations for membership to our Board of Directors are determined by our Board in consultation with our executive officers and other members of senior management. Possible nominees to our Board of Directors may be suggested by any Director and given to our Chairman of the Board or by Stockholders as indicated above.

Audit Committee

The primary function of our Audit Committee is to assist our Board of Directors in fulfilling its responsibility to oversee management’s conduct of our Company’s financial reporting process, including review of the financial reports and other financial information of our Company, our Company’s systems of internal accounting, our Company’s financial controls, and the annual independent audit of our Company’s financial statements. Our Audit Committee has sole authority to directly appoint, retain, compensate, evaluate and terminate our Company’s independent registered public accounting firm and to approve all engagement fees and terms, including mandatory pre-approval of all engagements of the independent registered public accounting firm in accordance with policies and procedures adopted by our Audit Committee from time to time or as otherwise required. The Charter of our Audit Committee, as well as our Corporate Governance Guidelines and Code of Business Conduct and Ethics, are posted on the Company’s website at www.cna.com and are also available in print free of charge to any Stockholder who requests them. Our management is responsible for the Company’s financial statements and reporting process, including its system of internal controls. Our independent registered public accounting firm is responsible for expressing an opinion on the conformity of our audited financial statements with accounting principles generally accepted in the United States of America.

The current members of our Audit Committee are Paul J. Liska (Chairperson), Jose O. Montemayor, Don M. Randel and Marvin Zonis, each of whom is an Independent Director and also meets the additional independence requirements of applicable listing standards of the NYSE and Securities and Exchange Commission (“SEC”) regulations. Each of the current members is financially literate as determined by our Board. Our Board has determined that Mr. Montemayor is an “audit committee financial expert” under NYSE and SEC standards.

Our Independent Directors meet regularly in executive session without management participation. We have a position of presiding director (“Presiding Director”) whose primary responsibility is to preside over these executive sessions of the Independent Directors. The Chairmen of our Audit and Compensation Committees alternate annually as the Presiding Director. Mr. Liska, as Chairman of our Audit Committee, serves as Presiding Director until the annual meeting on April 22, 2009. This procedure will require that the Chairperson of our Compensation Committee be an Independent Director during any period in which he is serving as the Presiding Director.

Our Directors are asked annually to report to our Company the number of audit committees on which such Director serves. During 2008, no Director reported serving on more than three audit committees.

Compensation Committee

Under the rules of the NYSE, listed companies, like CNA, that have a controlling stockholder are not required to have a Compensation Committee. However, as noted above, the Company’s Board does maintain a Compensation Committee that administers the Incentive Compensation Plan. The Charter of the Compensation Committee is posted on the Company’s website at www.cna.com and is also available in print free of charge to any Stockholder who requests it. The current members of our Compensation Committee are Marvin Zonis (Chairman) and Don M. Randel, each of whom is an Independent Director. Pursuant to its charter, the Compensation Committee, in response to Company management recommendations, determines all elements of compensation for the Named Executive Officers and all stock-based compensation awards to senior officers of the Company. The Compensation Committee also reviews and approves the terms of written employment agreements between the Named Executive Officers and the Company or its subsidiaries.

Meetings

During 2008 there were seven meetings of our Board of Directors, four meetings of our Finance Committee, six meetings of our Audit Committee, six meetings of our Compensation Committee and three meetings of a Special Review Committee (in connection with the issuance of preferred stock). Each individual who served as a Director of the Company in 2008 attended not less than 75% of the total number of meetings of our Board of Directors and committees of our Board on which that Director served during 2008. Our Board recommends, but does not require, that all Directors attend our Stockholders’ meetings. All individuals who served as Directors in 2008 attended our 2008 Annual Meeting of Stockholders.

Audit Committee Report

The role of our Audit Committee is to assist our Board of Directors with the responsibility of administering corporate policy in matters of accounting and control in its oversight of our financial reporting process. As set forth in the Charter of our Audit Committee, management of our Company is responsible for the preparation, presentation and integrity of the Company’s financial statements. Our Company’s accounting and financial reporting principles and internal controls and procedures are designed to assure compliance with accounting standards and applicable laws and regulations. Our Audit Committee functions as the liaison with our Company’s independent registered public accounting firm and internal audit. The independent registered public accounting firm is responsible for auditing our Company’s financial statements and expressing an opinion as to their conformity with accounting principles generally accepted in the United States of America.

In the performance of its oversight function, the Audit Committee has considered and discussed the audited financial statements with management and the independent registered public accounting firm. Our Audit Committee has also discussed with the independent registered public accounting firm the matters required to be discussed by the standard adopted or referenced by the Public Company Accounting Oversight Board (“PCAOB”) and SEC Rule 2-07, Communication with Audit Committees, as currently in effect. Finally, our Audit Committee has received the written disclosures and the annual letter from the independent registered public accounting firm required by the PCAOB. Our Audit Committee has discussed with the independent registered public accounting firm the firm’s independence.

The members of the Audit Committee rely without independent verification on the information provided to them by management and the independent registered public accounting firm and on management’s representation that our financial statements have been prepared with integrity and objectivity. They do not provide any expert or special assurance as to our financial statements or any professional certification as to the independent registered public accounting firm’s work. Accordingly, our Audit Committee’s oversight does not provide an independent basis to determine that management has applied appropriate accounting and financial reporting principles or internal controls and procedures, that the audit of our financial statements has been carried out in accordance with the standards of the PCAOB, that our financial statements are presented in accordance with accounting principles generally accepted in the United States of America, or that our independent registered public accounting firm is in fact “independent.”

Based upon the reports and discussions described in this report, and subject to the limitations on the role and responsibilities of our Audit Committee referred to above and in the Audit Committee’s Charter, our Audit Committee recommended to our Board that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2008 filed with the SEC and determined that the provision of non-audit services by Deloitte & Touche LLP to the Company in 2008 was compatible with maintaining the independence of Deloitte & Touche LLP in its audit of the Company.

SUBMITTED BY THE AUDIT COMMITTEE

Paul J. Liska (Chairperson)

Jose O. Montemayor

Don M. Randel

Marvin Zonis

Director Compensation

Our Directors, who are not employees of CNA or any of its subsidiaries, received an annual retainer in 2008 of $50,000. In addition, members of our committees received the following annual retainers: Finance $4,000; Executive $4,000; Compensation $10,000 (Chairperson received $15,000); and Audit $40,000 (Chairperson received $60,000). In addition, a meeting fee of $600 per meeting was paid to the Chairpersons of the Audit and Compensation Committees for each meeting with management, the independent registered public accountants, advisors and other appropriate persons held to carry out their respective duties between regularly scheduled quarterly meetings of the Committees. In addition, the members of the Special Review Committee received $7,500 (Chairperson received $10,000). The following table shows, for each non-employee Director, the amount of cash compensation paid for his service during 2008:

Director Compensation

Name	Fees Earned or Paid in Cash ($)	Total ($)
Paul J. Liska	112,800	112,800
Jose O. Montemayor	105,500	105,500
Don M. Randel	115,500	115,500
Joseph Rosenberg	58,000	58,000
Andrew H. Tisch	58,000	58,000
James S. Tisch	58,000	58,000
Marvin Zonis	138,234	138,234

Employment Agreements

The terms of employment and form of employment agreements are approved by the Compensation Committee for each of the Named Executive Officers except the Chairman and Chief Executive Officer, whose terms of employment and form of employment agreement are approved by the Board of Directors.

Pursuant to an employment agreement, dated May 22, 2008, and amended October 24, 2008, Mr. Thomas F. Motamed currently serves as Chairman of the Board and Chief Executive Officer of our Company and as Chairman of the Board, President and Chief Executive Officer of the CNA insurance companies. The term of the employment agreement began January 1, 2009 and expires December 31, 2013. His annual base compensation is $1,000,000, subject to potential increases by our Board of Directors or Compensation Committee beginning in 2010. In addition, Mr. Motamed is entitled to earn annual incentive cash awards under the Incentive Compensation Plan with a minimum annual target bonus opportunity of $2.5 million and a maximum annual bonus opportunity of $4 million, as well as certain long-term incentive cash awards, calculated pursuant to net operating income goals and overall Company business performance, as determined by the Compensation Committee and subject to its approval and adjustment. Under the employment agreement, Mr. Motamed also received a grant of 130,464 restricted stock units, each representing the right to receive one share of our Common Stock (“RSUs”), and is entitled to an annual grant of 80,000 stock appreciation rights (“SARs”). In addition, he is entitled to an annual target grant of RSUs with a value of $2.5 million, subject to Compensation Committee approval. In addition, Mr. Motamed is entitled to reimbursement, on an after-tax basis, for any excise tax due as a result of any payment under his employment agreement being treated as an “excess parachute payment” under Section 280G of the Internal Revenue Code.

If Mr. Motamed’s employment is terminated by the Company without “cause” or he resigns for “good reason” (each as defined in the agreement), he will receive, at a minimum, unpaid base salary through the termination date, the balance of any unpaid annual incentive cash awards and long-term incentive cash awards in respect of any year ending on or before the termination date, the right to exercise any vested SARs for the lesser of 90 days following the termination date or the balance of the maximum stated term, and any other benefits in accordance with the then applicable terms of any Company plan, policy or arrangement. In the event Mr. Motamed timely executes, delivers and does not revoke a release in the time, manner and form described in the agreement, he shall be entitled to receive additional severance payments and benefits, all as further described in his employment agreement. The foregoing severance payments are subject to deferral pursuant to the provisions of Section 409A of the Internal Revenue Code and the Treasury Regulations related to it.

Pursuant to an employment agreement dated October 26, 2005 and amended as of August 20, 2008 and November 20, 2008, Mr. Stephen W. Lilienthal served as Chairman of the Board and Chief Executive Officer of our Company and as Chairman of the Board and Chief Executive Officer of the CNA insurance companies until January 1, 2009. As amended, the term of the agreement expired and Mr. Lilienthal’s employment ended on January 1, 2009. Mr. Lilienthal is deemed to have retired from the Company. The annual base compensation was $950,000, subject to discretionary adjustments by our Board of Directors. In addition, Mr. Lilienthal was entitled to earn annual incentive cash awards under the Incentive Compensation Plan with a maximum annual bonus opportunity of $2.9 million as well as certain long-term incentive awards, calculated pursuant to net operating income goals and overall Company business performance as determined by the Compensation Committee and subject to its approval and adjustment. Under the employment agreement Mr. Lilienthal was also entitled to an annual target stock option grant of 75,000 shares of our Common Stock or equivalent (SARs), subject to share availability under the Incentive Compensation Plan and Compensation Committee and Board approval. In addition, Mr. Lilienthal is entitled to reimbursement, on an after-tax basis, for any excise tax due as a result of any payment under his employment agreement being treated as an “excess parachute payment” under Section 280G of the Internal Revenue Code.

As initially amended, Mr. Lilienthal’s employment agreement called for him to receive a base salary in regular payroll installments, for the employment period from January 1, 2009 through the earlier to occur of his termination of employment for any reason or June 8, 2009, at the annual rate of 400% of his annual base compensation on the effective date of the amendment. As finally amended, the employment agreement called for Mr. Lilienthal to receive, in lieu of the payments described above, the amount equal to the annual rate of 400% of said annual base compensation for the period January 1, 2009 through June 8, 2009 as a lump sum, payable upon his separation from service, but subject to deferral pursuant to the provisions of Section 409A of the Internal Revenue Code and the Treasury Regulations related to it. Added to the lump sum payment were amounts reflecting Employer Basic Contribution and Fixed Matching Contributions that Mr. Lilienthal would have received under the SES-CAP plan (as hereinafter defined) if his employment had continued through June 8, 2009. The final amendment also extended the post-termination period under the employment agreement to exercise vested stock options and SARs from June 8, 2010 to January 1, 2012, and decreased the post-termination benefit continuation period under the employment agreement from June 8, 2012 to January 1, 2012. Pursuant to the terms of the employment agreement, Mr. Lilienthal is receiving severance payments on a semi-monthly basis over 3 years, with a total severance payment equal to $11,550,000, but subject to deferral pursuant to the provisions of Section 409A of the Internal Revenue Code and the Treasury Regulations related to it. These payments are being made pursuant to the provisions of Mr. Lilienthal’s employment agreement, which provided for termination payments in the aggregate amount equal to three multiplied by the sum of (i) the annual rate of his base compensation in effect immediately prior to his date of termination, plus (ii) two times the minimum annual target bonus amount of $1.45 million.

In accordance with an employment agreement, dated October 26, 2005, and amended as of November 21, 2008, Mr. James R. Lewis served as the President & Chief Executive Officer of Property and Casualty Operations of the CNA insurance companies. As amended, the term of the agreement expired and Mr. Lewis’s employment ended on January 1, 2009. The annual base compensation under the agreement was $800,000, subject to discretionary adjustments by the Chief Executive Officer of CNA insurance companies and/or the Compensation Committee. In addition, Mr. Lewis was entitled to earn annual incentive cash awards under the Incentive Compensation Plan with a maximum annual bonus opportunity of the greater of 200% of his annual base compensation or $1.6 million, as well as certain long-term incentive awards, calculated pursuant to net operating income goals and overall Company business performance as determined by the Compensation Committee and the Chief Executive Officer of CNA insurance companies, and subject to the Compensation Committee’s approval and adjustment. Under the employment agreement Mr. Lewis was also entitled to a minimum annual stock option grant of 30,000 shares of the Company’s Common Stock or equivalent (SARs), subject to share availability under the Incentive Compensation Plan and Compensation Committee approval.

Pursuant to the terms of the employment agreement, Mr. Lewis is receiving severance payments on a semi-monthly basis over 2 years, with a total severance payment equal to $3,200,000, but subject to deferral pursuant to the provisions of Section 409A of the Internal Revenue Code and the Treasury Regulations related to it. In addition, severance includes up to 24 months of continued participation in health benefit plans he was enrolled in prior to termination.

Pursuant to an employment agreement, dated as of April 1, 2008, Mr. Jonathan D. Kantor serves as Executive Vice President, General Counsel & Secretary of the Company, with duties and responsibilities as designated by the Chairman of the Board and Chief Executive Officer. The term of the agreement expires June 30, 2011 and current annual base compensation is $800,000, subject to annual increases at the discretion of the Chairman of the Board and Chief Executive Officer and/or the Compensation Committee. In addition, Mr. Kantor is entitled to earn annual incentive cash awards under the Incentive Compensation Plan with a maximum annual bonus opportunity equal to 200% of his base salary, as well as certain long-term incentive awards, calculated pursuant to net operating income goals and overall Company business performance, as determined by the Compensation Committee and subject to its approval and adjustment. Pursuant to the terms of the employment agreement, Mr. Kantor is also entitled to a minimum grant of 30,000 SARs of the Company’s Common Stock, subject to share availability under the Incentive Compensation Plan and Compensation Committee approval. Under the employment agreement Mr. Kantor is further entitled to a retention bonus equal to $800,000, payable in installments of $400,000 on June 30, 2009 and $400,000 on June 30, 2010, provided that he remains employed under the employment agreement on those dates. No retention bonus will be paid in the event of a voluntary termination or a termination for cause.

If Mr. Kantor’s employment is terminated by the Company without “cause” or he resigns for “good reason” (each as defined in the agreement), he will receive prorated salary and benefits through the event, and severance payments over 24 months in a total amount equal to $3.6 million, payable over two years in equal monthly installments following termination, but subject to deferral pursuant to the provisions of Section 409A of the Internal Revenue Code and the Treasury Regulations related to it. In addition, severance includes up to 18 months of continued participation in health benefit plans in which he was enrolled in prior to termination.

In accordance with an employment agreement, dated August 1, 2007, and amended as of July 1, 2008, Mr. D. Craig Mense serves as Executive Vice President and Chief Financial Officer of the Company. The term of the agreement expires December 31, 2010 and current annual base compensation is $800,000, subject to discretionary adjustments by the Compensation Committee. In addition, Mr. Mense is entitled to earn annual incentive cash awards under the Incentive Compensation Plan with a maximum annual bonus opportunity equal to 200% of his base salary, as well as certain long-term incentive awards, calculated pursuant to net operating income goals and overall Company business performance as determined by the Compensation Committee and subject to its approval and adjustment. Pursuant to the terms of the employment agreement, Mr. Mense is also entitled to a minimum grant of 30,000 SARs of the Company’s Common Stock, subject to share availability under the Incentive Compensation Plan and Compensation Committee approval. Under the employment agreement as amended, Mr. Mense is further entitled to a retention bonus equal to $800,000, payable in installments of $400,000 on June 30, 2009 and $400,000 on June 30, 2010, provided that he remains employed under the employment agreement on those dates. No retention bonus will be paid in the event of a voluntary termination or a termination for cause.

If Mr. Mense’s employment is terminated by the Company without “cause” or he resigns for “good reason” (each as defined in the agreement), he will receive prorated salary and benefits through the event, and severance payments over 24 months in a total amount equal to $3.6 million, payable over two years in equal monthly installments following termination, but subject to deferral pursuant to the provisions of Section 409A of the Internal Revenue Code and the Treasury Regulations related to it. In addition, severance includes up to 12 months of continued participation in health benefit plans in which he was enrolled in prior to termination.

In accordance with an employment agreement, dated April 11, 2008, and amended as of July 1, 2008, Mr. Larry A. Haefner serves as Executive Vice President and Chief Actuary of the CNA insurance companies. The term of the agreement expires April 30, 2011. The current annual base compensation is $500,000, subject to discretionary adjustments by the Compensation Committee. In addition, Mr. Haefner is entitled to earn annual incentive cash awards under the Incentive Compensation Plan with a target annual bonus opportunity equal to 100% of his base salary, as well as certain long-term incentive awards, calculated pursuant to net operating income goals and overall Company business performance as determined by the Compensation Committee and subject to its approval and adjustment. Mr. Haefner also received a signing bonus of $400,000 in 2008, plus a special sign-on award of 15,000 SARs of the Company’s Common Stock. Mr. Haefner is also entitled to a minimum grant of 10,000 SARs of the Company’s Common Stock, subject to share availability under the

Incentive Compensation Plan and Compensation Committee approval. Under the employment agreement, as amended, Mr. Haefner is further entitled to a retention bonus equal to $500,000, payable in installments of $250,000 on June 30, 2009 and $250,000 on June 30, 2010, provided that he remains employed under the employment agreement on those dates. No retention bonus will be paid in the event of a voluntary termination or a termination for cause.

If Mr. Haefner’s employment is terminated by the Company without “cause” or he resigns for “good reason” (each as defined in the agreement), he will receive prorated salary and benefits through the event, and severance equal to the greater of: (a) one times annual base compensation plus one times his annual incentive bonus at target or (b) the aggregate amount of unpaid base compensation due to him under the employment agreement, but subject to deferral pursuant to the provisions of Section 409A of the Internal Revenue Code and the Treasury Regulations related to it. In addition, severance includes up to 12 months of continued participation in health benefit plans in which he was enrolled in prior to termination.

Pursuant to an employment agreement, dated April 1, 2004, and amended as of February 7, 2007 and April 7, 2008, Mr. Michael Fusco served as Executive Vice President and Chief Actuary of the CNA insurance companies through April 30, 2008. Until January 10, 2008, he also served as Chief Risk Officer of the CNA insurance companies. In accordance with the 2007 amendment, the term of the agreement was extended to March 31, 2009. Pursuant to the 2008 amendment, Mr. Fusco served as an Executive Vice President of the CNA insurance companies from May 1, 2008 through June 30, 2008. As amended, the term of the agreement expired and Mr. Fusco’s employment ended on June 30, 2008. The annual base compensation under the employment agreement was $550,000, subject to discretionary adjustments by the Compensation Committee. In addition, Mr. Fusco was entitled to earn annual incentive cash awards under the Incentive Compensation Plan with a target annual bonus opportunity equal to 100% of his base salary, as well as certain long-term incentive awards, calculated pursuant to net operating income goals and overall Company business performance as determined by the Compensation Committee and subject to its approval and adjustment. Mr. Fusco was also entitled to a minimum stock option grant of 10,000 shares of the Company’s Common Stock or equivalent SARs, subject to share availability under the Incentive Compensation Plan and Compensation Committee approval.

Pursuant to the terms of the employment agreement, as amended, Mr. Fusco is receiving severance payments on a semi-monthly basis over 12 months, with a total severance payment equal to his annual base compensation plus his annual incentive bonus at target. In addition, severance includes up to 12 months of continued participation in health benefit plans in which he was enrolled in prior to termination. The final amendment also provided for continued vesting of unvested options and SARs and exercisability of vested stock options and SARs for one year post-termination.

In the event any of the foregoing employment agreements in effect is not renewed or is terminated prior to the respective expiration dates, each executive may be entitled to certain payments, the continuation of certain benefits, and the vesting of certain stock options, SARs or RSUs, all as determined in accordance with the applicable provisions of the respective agreements. Following the expiration or earlier termination of the agreements, each of the foregoing executives remains subject to certain confidentiality, non-competition, non-solicitation, non-interference and claims assistance covenants.

Retirement Plans

CNA provides funded, tax-qualified retirement plans for salaried employees, including executive officers (the “Qualified Plans”) and unfunded, non-qualified equalization plans (the “Non-Qualified Plans”) which provide for accruals and contributions not available under the Qualified Plans. The Qualified Plans and the Non-Qualified Plans both include defined contribution plans and defined benefit plans. The Qualified and Non-Qualified defined contribution plans are the CNA Savings and Capital Accumulation Plan (the “S-CAP”) and the CNA Supplemental Executive Savings and Capital Accumulation Plan (the “SES-CAP”), respectively. The Qualified and Non-Qualified defined benefit plans are the CNA Retirement Plan (the “Retirement Plan”) and the CNA Supplemental Executive Retirement Plan (the “SERP”), respectively.

In 2000, the Retirement Plan was amended and employees who were employed at December 31, 1999 and were still employed on April 24, 2000 were required to make a choice regarding their future accruals in this plan. Employees were given two choices: (1) to continue earning additional benefits under the formula described below; or (2) to convert the present value of their accrued benefit as of December 31, 1999 to an accrued pension account, which amount was credited with interest at a rate based on 30 year treasury securities.

Defined Contribution Plans

CNA’s defined contribution plans consist of the S-CAP, which is a tax-qualified 401(k) plan, and the SES-CAP, which is a non-qualified deferred compensation plan. Each full-time employee is eligible to participate in the S-CAP immediately upon hire, and generally may elect to contribute a portion of their compensation to the S-CAP as before-tax, after-tax or Roth 401(k) contributions. An employee whose compensation exceeds the limit on compensation that may be taken into account under the S-CAP as a result of Internal Revenue Code (“IRC”) Section 401(a)(17) (which includes all of the Named Executive Officers) may elect to contribute up to 7% of eligible compensation to the S-CAP on a pre-tax or Roth basis, and defer up to 13% of eligible compensation to the SES-CAP until the Section 401(a)(17) limit is reached. Thereafter, the employee may defer up to 20% of the portion of eligible compensation that exceeds the Section 401(a)(17) limit to the SES-CAP. In addition, if the employee’s total contributions to the S-CAP for a year would otherwise exceed the maximum amount that may be contributed for the year pursuant to IRC Sections 402(g) or 415, the excess may be credited to the SES-CAP.

Employer contributions to the SES-CAP are calculated on the same basis as contributions to the S-CAP as described below, but only to the extent that employer contributions to the S-CAP are limited by the IRC. The vesting requirements for employer contributions to the SES-CAP are also the same as the vesting requirements for contributions to the S-CAP. However, participants in the SES-CAP are not permitted to select among different investment funds, as are participants in the S-CAP. Instead, all accounts in the SES-CAP are credited with earnings at the rate earned by the S-CAP’s Fixed Income Fund.

Employees who elected to forego earning additional benefits in the Retirement Plan and all employees hired by Continental Casualty Company on or after January 1, 2000 receive an annual basic employer contribution to the S-CAP and SES-CAP, if applicable, of 3% or 5% of their eligible compensation, depending on their age. In addition, these employees are eligible to receive discretionary annual performance contributions of up to 2% of eligible compensation and an additional employer match of up to 80% of the first 6% of salary contributed by the employee. The basic, performance and additional employer matching contributions are referred to herein as “Enhanced S-CAP” and “Enhanced SES-CAP.” All eligible employees, regardless of their choice, are entitled to a 70% employer matching contribution to the S-CAP and SES-CAP, if applicable, on the first 6% of eligible compensation contributed by the employee. The employer matching contribution rates for employees during the first year of service are 50% of the foregoing.

Employer matching, basic and performance contributions to both the S-CAP and SES-CAP vest at the rate of 20% per year commencing with the first year of service. After five years of service, all accounts are fully vested. All of the named executive officers other than Mr. Mense and Mr. Haefner are fully vested in their S-CAP and SES-CAP account balances.

All salary amounts and annual cash incentive compensation amounts are considered eligible compensation for purposes of the Retirement Plan, the SERP, and for basic and performance contributions to the S-CAP and SES-CAP. Only base salary is considered eligible compensation for purposes of employer matching contributions to the S-CAP and SES-CAP.

Under Mr. Lilienthal’s employment agreement, one times his annual incentive cash compensation is considered eligible compensation for purposes of elective contributions and employer matching contributions to the SES-CAP.

Mr. Kantor chose to continue to accrue benefits under the Retirement Plan and SERP and is only eligible to receive employer matching contributions equal to 70% of his first 6% of eligible compensation contributed to the S-CAP and SES-CAP. Messrs. Fusco, Haefner, Lewis, Lilienthal, and Mense are all participants in the Enhanced S-CAP and Enhanced SES-CAP.

CNA Retirement Plan

CNA provides two defined benefit pension plans in which its Named Executive Officers participate. The Retirement Plan is a defined benefit pension plan available to employees hired on or before December 31, 1999. This plan is qualified under Section 401(a) of the IRC. The SERP is a nonqualified defined benefit pension plan that provides benefits to employees who are eligible to participate in the Retirement Plan and whose accrued benefit under such plan is restricted by IRC Sections 401(a)(17) or 415.

The Retirement Plan provides a life annuity benefit at normal retirement age equal to (1) less (2) below:

(1)	The sum of (A) and (B) below:

(A)	2% of Highest Average Monthly Compensation multiplied by years and months of Accrual Service, up to a maximum of 25 years;

(B)	0.6667% of Highest Average Monthly Compensation multiplied by years and months of Accrual Service over 25 years, up to 15 such years.

(2)	1.4% of Primary Social Security Amount multiplied by years and months of Accrual Service, up to a maximum of 35 years.

Highest Average Monthly Compensation is computed as the average of the 60 consecutive months of compensation over the entire period of employment which produce the highest monthly average. Compensation includes base salary, incentive compensation, overtime, and incentive or performance bonuses before these are reduced by contributions to tax-deferred or tax-exempt plans under IRC Sections 401(k), 125 or 132(f)(4). Compensation recognized under the Retirement Plan is limited under the provisions of IRC Section 401(a)(17).

Primary Social Security Amount is an estimate of the monthly primary insurance amount available at age 65 computed under the Social Security Act in effect on January 1 of the year of determination. This amount is estimated by assuming annual wages for the period after termination of employment to age 65 are equal to earnings in the last full year of employment and past wages are estimated assuming wage increases of 6% per year from the later of age 22 or January 1, 1951.

Accrual Service is determined in years and months from the date of hire, with one month credited for any month in which the employee works.

Employees who are eligible to participate in the Retirement Plan include all employees of the Company and Continental Casualty Company hired prior to January 1, 2000. Eligible employees become participants in the Retirement Plan at the later of: (i) the date an employee attains age 21; (ii) the date an employee becomes an Eligible Employee; or (iii) the date the employee completes 1,000 hours of service.

A participant’s right to an accrued benefit under the Retirement Plan becomes non-forfeitable after five years of vesting service or when the participant attains normal retirement age (later of sixty-fifth birthday or fifth anniversary of the date of participation). The accrued benefit is payable on an unreduced basis on or after age 65. Participants who terminate with at least five years of vesting service and with the sum of their age and service greater than or equal to 65 (early retirement age) may commence benefits at any time. Such benefits are reduced by 1/3 of 1 percent for each complete calendar month that commencement precedes the first of the month coincident with or next following their sixty-second birthday. Participants who terminate with at least ten years of vesting service, but prior to early retirement age, may commence receiving benefits as early as age fifty-five with a reduction of 1/2 of 1 percent for each complete calendar month that benefit commencement precedes the first of the month coincident with or next following their sixty-fifth birthday. The Retirement Plan was amended effective January 1, 2008 to replace the five-year vesting schedule with a three-year vesting schedule.

Participants who commence receiving benefits at an early retirement age are eligible for a supplemental benefit payable until they attain age 62. This benefit is equal to the offset described in (2) above reduced for early retirement.

The normal form of payment for a single participant is the single life annuity. The normal form of payment for a married participant is the qualified 50% joint and survivor annuity. Several optional forms of payment are offered. These include 50%, 66-2/3%, 75% and 100% joint and contingent annuities, and the single life annuity. Benefits paid under any of these optional forms are actuarially equivalent to the single life annuity benefit available at the age of the commencement of benefits.

The Retirement Plan provides benefits upon the death or disability of an active participant. The spouse of a deceased active participant who dies with at least ten years of vesting service and on or after age 45 (but before early retirement age) receives 50% of the participant’s accrued benefit, assuming the participant had attained early retirement age at the date of death and retired with a 50% joint and survivor annuity payment form. The early retirement reduction in this case is 1/3 of 1 percent for each complete calendar month the date of death precedes the first of the month coincident with or next following the participant’s sixty-second birthday. Upon becoming disabled after five years of vesting service, the participant is eligible for additional Accrual Service to the earliest to occur of the cessation of disability, normal retirement age or the election of an earlier annuity starting date. Compensation while disabled is credited at the same rate of compensation in the last full month worked.

Mr. Kantor is the only one of the Named Executive Officers who is eligible to participate in the Retirement Plan. Mr. Kantor is eligible for early retirement benefits under the Retirement Plan.

CNA Supplemental Executive Retirement Plan

The SERP provides that portion of the Retirement Plan benefit which cannot be paid from the Retirement Plan due to the compensation limitations of IRC Section 401(a)(17) or the benefit amount limitations of IRC Section 415.

The provisions of the SERP are the same as the Retirement Plan. A participant who terminates and is eligible to receive a benefit under the Retirement Plan, whether a normal, early, or late retirement benefit, shall receive a benefit from the SERP equal to the excess, if any, of the amount the participant would have received from the Retirement Plan if neither IRC Section 401(a)(17) nor IRC Section 415 tax limits applied over the participant’s actual Retirement Plan benefit. The amount of the benefit the participant would have received under the SERP shall be determined on the same basis as the participant’s actual Retirement Plan benefit, taking into account the participant’s age, compensation history, and service upon termination. The provisions of the SERP with respect to death and disability benefits are the same as the Retirement Plan.

The SERP was amended effective January 1, 2008 to provide that the SERP benefit accrued after December 31, 2004 will be paid as a lump sum as soon as practicable after the participant's termination of employment; provided that if the participant’s Rule of 65 Service, plus age on the termination date, do not equal at least 65, it shall be paid on the later of the date the participant terminates employment or the date he reaches either age 55 if he had completed 10 years of Rule of 65 Service on the termination date, or age 65 if he had not completed 10 years. The lump sum is equal to the actuarial equivalent of such benefit determined under the term of the Retirement Plan. The Company has also elected to pay all benefits accrued prior to January 1, 2005 in the form of a lump sum, but retains discretion to pay benefits accrued prior to January 1, 2005 either as a lump sum or as an annuity regardless of amount.

Mr. Kantor is the only one of the Named Executive Officers eligible to participate in the SERP and he is eligible for early retirement benefits under the SERP.

Compensation Discussion and Analysis

The Board of Directors believes that our success is dependent upon the quality of senior management, and that compensation programs are important in attracting and retaining Named Executive Officers (individually, an “NEO” and collectively, the “NEOs”) of superior ability and motivating their efforts on behalf of the Company’s interests. To that end, its compensation program for NEOs recognizes individual performance and contributions, as reflected both in the Company’s overall results and in each NEO’s contribution to them. To meet these objectives, the Company has established an approach to NEO compensation that combines elements of base salary and both cash and stock-based incentive compensation, as well as other benefits. In selecting these elements of NEO compensation, the Company has considered its historical compensation practices as they have evolved over the years, national surveys of executive compensation at comparable companies and the executive compensation programs of various peer companies, as well as applicable tax and accounting impacts of executive compensation. The Company’s NEOs for 2008 are identified below in the Compensation of Executive Officers Table.

Since the Company maintains written employment agreements, either directly or through one of its subsidiaries, with each of its NEOs, these agreements, along with the CNA Financial Corporation 2000 Incentive Compensation Plan (the “Plan”), are the principal guides to structuring compensation for those executives. In preparing and negotiating the terms of these agreements, the Company seeks to realize these goals and objectives and to include the elements of compensation described in this Compensation Discussion and Analysis. These employment agreements are described elsewhere in this Proxy Statement.

The principal components of compensation for the Company’s NEOs are:

•	base salary;

•	cash incentive compensation awards, based on both annual and longer-term performance measures;

•	grants of stock-based awards; and

•	retirement, medical and related benefits.

In establishing the aggregate amount of compensation for each NEO, the primary factor is an evaluation of the individual's performance in the context of the contractual commitments to the individual executive, and the Company’s performance during the period in question. The Company’s past compensation policies are reflected in the terms agreed to in the NEOs’ respective employment contracts. As noted above, the Company also reviews and considers compensation levels and practices as shown in surveys and other materials. Based on these factors, the Company determines an overall level of cash compensation — a portion of which is to be paid as base salary and the balance of which would be incentive-based — and equity-based awards, which are described in further detail below.

Base Salary. As a result of the performance reviews and other factors described below, and the impact of limits on the deductibility of compensation as described below, the annual base salary of each of the Company’s NEOs has been effectively limited to a maximum of $1 million. Under Section 162(m) of the Internal Revenue Code (“IRC”), unless classified as “qualified performance-based compensation,” the amount of compensation deductible for federal income tax purposes which is paid by a publicly-held corporation to its CEO and certain other highly compensated officers during any year is limited to a maximum of $1 million per person, except that compensation which is considered to be “qualified performance-based compensation” is not subject to this limitation. To the extent the Company’s compensation policy can be implemented in a manner that maximizes the deductibility of compensation paid by the Company, the Board of Directors seeks to do so, subject to the contractual obligations to executives in particular cases.

Incentive Compensation Awards. The Plan provides for annual and long-term cash and share-related incentive compensation for the NEOs of the Company, among other executives. It is designed to qualify the amounts paid from time to time under the Plan to certain of the Company’s officers as “qualified performance-based compensation” under IRC Section 162(m). The elements of incentive compensation recited in the employment agreement with each NEO are subject to the terms of the Plan and the approval of the Compensation Committee.

The Plan is intended to assist us in retaining effective senior executives and attracting new senior leadership, and provide a means of rewarding NEOs, among other employees, with equity and cash compensation which, when coupled with a base salary, produces a competitive level of total compensation that reflects their individual performance and their contributions to the overall short-term and long-term enhancement of the value of the Company and its subsidiaries. The Plan is administered by the Compensation Committee, which has sole discretion to make all determinations on any matter relating to the Plan or any award granted under it. Under the Plan the measures to be used for purposes of incentive awards may include one or more or any combination of a wide variety of corporate and personal performance components, as described more fully in the Plan.

Annual and long-term 2008 cash incentive awards under the Plan for the NEOs were based upon our net operating income for that year, as defined by the Compensation Committee (“NOI”) at its meeting in February of 2008. The following is the definition of NOI approved at that meeting:

Net Operating Income is defined as net income to be reported to the Stockholders in the Annual Report for 2008.

In addition, the following items shall also be excluded:

1) Realized capital gains or losses, net of tax.

2) Items of gain, loss, income or expense (including, but not limited to, changes in accounting principles) which in the judgment of the Compensation Committee were extraordinary or unusual in nature or infrequent in occurrence.

3) Reserve strengthening and adverse dividend or premium development associated with accident years prior to 2000 related to claims for asbestos, pollution and mass tort exposures.

4) Catastrophe losses of the Company or its subsidiaries in excess of the 2008 budgeted amount. To the extent that catastrophe losses are below the budgeted amount, include catastrophe losses up to the budgeted amount.

5) Surety losses related to bonds issued in connection with a large national contractor.

No changes were made either to the enumerated exclusions from net income or to the 2008 NOI definition as a whole after its approval by the Compensation Committee at the February 2008 meeting. The foregoing NOI definition was approved by the Compensation Committee to be applied in the determination of both the annual incentive cash awards for 2008 payable in 2009 to the NEOs and the long term incentive cash awards payable in 2009 to the NEOs, as explained below.

With regard to 2008 incentive cash awards to NEOs, the Compensation Committee retained the authority to exercise negative discretion on any of the exclusions listed above except as specified in an employment agreement between the Company or one of its subsidiaries and an NEO. Although NOI as determined under this definition is derived from the Company’s net income as recorded in our Annual Report for 2008, it is different from both that net income amount and our net operating income as reported in the Company’s earnings release for 2008. The primary purpose of the exclusions from net income reflected in the above definition of NOI is to remove those elements of income or loss which relate to one-time or extraordinary events or developments or other matters that, in the judgment of the Compensation Committee, are not appropriate to consider for purposes of assessing an NEO’s performance and contribution to our operating results. At its February 2009 meeting, the Compensation Committee established that NOI for 2008, determined pursuant to the above definition, was $981 million. Net operating income as reported by the Company in our earnings release for 2008 was $448 million lower than NOI as determined by the Compensation Committee for 2008.

Annual Incentive Cash Compensation Awards

The annual incentive cash compensation awards under the Plan for the NEOs for 2008 were primarily determined by performance compared to preset quantifiable financial goals based upon NOI as determined by the Compensation Committee, which also set the level or levels of cash incentive award opportunity within those goals for each NEO. Typical primary recurring factors taken into account for purposes of determining annual incentive cash compensation award levels assigned for each NEO for a given year include such elements as: combined ratios; expense ratios; return on equity; catastrophe loss experience; handling of legal exposures; net written premium production; and overall investment gains and losses. As to any particular NEO, these factors may be considered both from an overall corporate viewpoint or in terms of performance for a particular factor within that executive’s individual areas of responsibility, or both. For 2008, non-recurring developments taken into account for purposes of determining annual NEO incentive cash compensation awards included: national economic deterioration and financial market instability; failures of certain financial institutions; widespread unavailability of credit; a substantial increase in both realized and unrealized losses in the Company’s investment portfolio; the lowering of liquidity and capital levels as a result of the above developments; a continued gradual softening of the insurance marketplace; and an upsurge in national catastrophes and disasters.

For Mr. Lilienthal, his annual incentive cash compensation opportunity for 2008 was based upon NOI targets expressed as ranges or fixed amounts, at or within which certain levels of incentive opportunity would be available to the executive. The annual incentive cash compensation opportunity for 2008 extended from a minimum of $0 to a maximum of $2.9 million, subject to the limitation on the exercise of negative discretion by the Compensation Committee discussed below, and with a target bonus payout of $1.45 million. Assessment of his individual performance in prior years and his responsibilities in 2008 are reflected in the levels of incentive opportunity provided for at various NOI target ranges or fixed amounts.

For Messrs. Lewis, Kantor, Mense and Fusco, the annual incentive cash compensation opportunities for 2008 were based upon a payout formula in each case of one-third of one percent of 2008 NOI as defined by the Compensation Committee, limited by individual maximum payment amounts of $1.6 million, $1.5 million, $1.6 million and $1.1 million, respectively. For these four executives, assessment of individual performance in prior years and their respective responsibilities in 2008 are reflected as factors in the maximum individual payout amounts established as to each. For Mr. Haefner, based upon the timing of his employment in 2008, the annual incentive cash compensation opportunities for 2008 were based upon a payout formula of one-third of one percent of 2008 NOI as defined by the Compensation Committee for the second, third and fourth quarters of that year, limited by individual maximum payment amount of $1.0 million.

For all NEOs except Mr. Lilienthal, the Compensation Committee retained the power to exercise negative discretion for 2008 annual incentive cash compensation amounts up to 100% of the amount produced by the applicable payout formula or NOI target ranges or amounts, as applicable. For Mr. Lilienthal the Compensation Committee agreed to retain the power to exercise negative discretion on the 2008 annual incentive cash compensation amount only in excess of $1.45 million, based upon a contractual commitment in the Company’s employment agreement with him. Thus for all NEOs the Compensation Committee’s exercise of negative discretion in any particular case is an additional factor reflecting that executive’s individual performance as assessed by the Compensation Committee and Company management. In making recommendations to the Compensation Committee for 2008 annual incentive bonus payment amounts within the above parameters for the NEOs at its meeting in February of 2009, the Company reviewed specific 2008 performance achievements of each executive and explained why in the Company’s view the proposed bonus amounts were warranted.

In light of the departure of Mr. Lilienthal as Chairman and Chief Executive Officer at the beginning of 2009 and the simultaneous assumption of those offices by Mr. Motamed pursuant to a succession plan announced in 2008, stay bonuses were offered to the following NEOs: for Mr. Kantor, a bonus of $800,000; for Mr. Mense, a bonus of $800,000; and for Mr. Haefner, a bonus of $500,000. In each case the bonuses are payable in two equal installments on June 30, 2009 and June 30, 2010, provided that the NEO in question is still employed on that date. No stay bonus will be given to an NEO that voluntarily leaves employment or is terminated for cause prior to payment. An additional sign-on bonus of $400,000 was paid to Mr. Haefner in 2008 in recognition of the benefits from his previous employer that he surrendered when he accepted employment with us.

The NOI ranges or fixed amounts set to establish the various levels of 2008 annual incentive cash compensation opportunity for Mr. Lilienthal were determined by consideration of a number of factors, principally recent NOI production by the Company and anticipated production for the performance year in question in light of known factors. The Company’s goal in setting such ranges and fixed amounts is to compensate the executive competitively with management in similar positions at peer companies for NOI achievement in a given performance year. The difficulty in reaching the highest level of annual incentive cash compensation opportunity for any given year is a product of both the large number of cumulative factors affecting actual NOI production for that year and the accuracy of the pre-set NOI ranges or fixed amounts in reflecting what can reasonably be regarded as achievable NOI production for the period. For Messrs. Lewis, Kantor, Mense, Fusco and Haefner, there is no requirement to reach a particular performance goal or payout formula in order to qualify for the 2008 annual incentive cash compensation opportunity, but payouts are limited by both actual 2008 NOI production and the individual pre-determined maximum payout amounts. For all NEOs the potential for exercise of negative discretion by the Compensation Committee as described above is a further limiting factor.

Company management performs an analytical and advisory role in the process of determining incentive compensation for its NEOs. The Chairman of the Board and Chief Executive Officer reviews all elements of incentive compensation for NEOs (other than himself) with the Company’s Senior Human Resources officer, and approves all recommendations to be made to the Compensation Committee as to those executives. Proposed incentive compensation awards to the Chief Executive Officer himself are developed by the Company’s Senior Human Resources officer in consultation with the majority stockholder of the Company’s Common Stock, and then recommended to the Compensation Committee. Since each NEO who reports to the Chief Executive Officer is assessed separately by him and the Compensation Committee as to each element of compensation, there is no direct relationship among those elements from one NEO to another. The relationship among the various elements of compensation for each NEO individually is driven by the goal of providing the executive with an overall package of base and incentive compensation that fairly recompenses him for both Company and individual performance, in the judgment of the Compensation Committee in consultation with management. Accordingly, there is an annual assessment of all compensation elements collectively for each NEO, to assure that in the aggregate they represent a fair and balanced package in light of individual achievements and overall Company results.

In the case of the Chief Executive Officer, overall Company operating and financial performance are primary considerations in determining the incentive compensation recommendations to be made to the Compensation Committee. Among the performance factors considered in this regard for the 2008 performance year were: reported net operating income of $533 million in a softening insurance market and amid severe economic and investment declines; net operating income for core property and casualty operations of $703 million, despite net realized investment losses for the segment of $502 million; combined ratios for core property & casualty operations of 98.0%; favorable management of expenses; and maintenance of its property/casualty ratings with the rating agencies that assess the Company, all of which but one assigned to it a “stable” outlook throughout the year.

With respect to Mr. Lewis, among the performance factors considered for the 2008 performance year were the property and casualty results cited above, notwithstanding difficult market conditions and declining premium levels; maintenance of disciplined underwriting, in particular restraint shown in new business writings for certain lines; sustaining of relatively favorable rates on renewal business and retention of existing accounts; and maintenance of a favorable expense ratio.

For Mr. Mense, among the performance factors considered for the 2008 performance year were: design and implementation of a successful cash accumulation and debt reduction strategy; effective management of key relationships with rating agencies and regulators; effective capital management and maintenance of balance sheet strength; continued reduction in reinsurance recoverables; effective overall leadership of the Company’s enterprise risk management initiatives; and planning and design of a comprehensive revision of the Company’s financial reporting systems.

For Mr. Kantor, among the performance factors considered for the 2008 performance year were: successful claims and litigation management, in particular effective management of large catastrophe-related claims; leadership in the Company’s overall enhancements to its claims handling processes, with a favorable impact on the Company’s reserve position in relation to those risks; continued refinement of the Company’s staff counsel organizations, resulting in more efficient utilization of resources and reduction in claims handling expenses; and effective conduct of government relations initiatives.

For Mr. Haefner, among the performance factors considered for the 2008 performance year, for the applicable portion of the year, were: rapid developments of staff strengthening among actuarial personnel; valuable contributions to rating agency and investment analyst relationships; a major role in developing improved pricing models for the middle market, small business and large property units; and important contributions to the specialty lines efforts to strengthen profitability analysis models.

For Mr. Fusco, among the performance factors considered for the 2008 performance year for the applicable portion of the year, were: establishment of an effective foundation for enterprise risk management processes; an important role in putting needed levels of control and discipline in place for reserving and pricing functions; and valuable contributions in the transitional process for the Chief Actuary position. As noted above, the term of Mr. Fusco’s employment ended on June 30, 2008.

The annual incentive opportunity for each NEO is also based, among other factors, on comparative market compensation data as described below. Final approval of annual incentive cash compensation payments is made by the Compensation Committee, which, with the single qualification noted above, retained authority to make discretionary reductions in the award amounts, including changes through the exercise of negative discretion as to individual awards. The Compensation Committee also reserved the right to eliminate these awards to the NEOs, uniformly, due to adverse financial conditions, except where otherwise specified in employment agreements. In determining the annual incentive cash compensation awards for 2008, the Compensation Committee evaluated Company performance and individual performance against the pre-set financial goals and other performance measures where appropriate. As noted above, in terms of overall performance the Company was adversely affected in 2008, in the insurance marketplace and otherwise, by the extraordinary deterioration in both economic conditions and investment results. Based upon this evaluation, the 2008 annual incentive bonus payouts for the NEOs ranged from 100% to 16% of the respective maximum annual incentive opportunities.

Long -Term Incentive Cash Plan

Under the Plan potential long-term incentive (“LTI”) cash awards for NEOs, among other employees, are based upon the Company’s NOI, determined pursuant to a definition approved by the Compensation Committee, over three-year cycles, with NOI goals set by the Compensation Committee for each calendar year within the three-year cycle. The three-year period covered by these awards encourages the Company’s executives, including its NEOs, to think in terms of multi-year performance spans, rather than exclusively a succession of separate single-year measures.

The determination of NOI for purposes of establishing LTI cash awards is the same as the NOI determination for purposes of annual incentive cash compensation opportunities, as described above. Performance is determined at the end of each calendar year and payouts are accrued until the end of each three year cycle. Accordingly, 2008 performance year results for the 2006-2008, 2007-2009 and 2008-2010 cycles under the Plan were reviewed and approved by the Compensation Committee. As distinct from their annual incentive cash compensation award opportunities, the LTI cash awards for the NEOs in 2008 were determined pursuant to NOI goal levels and target percentages that are the same in each case, although the amounts awardable at each target percentage achievement were different for each executive. The ranges of LTI cash award opportunities for the NEOs for 2008 as determined by the Compensation Committee are reflected below in the Grants of Plan Based Awards Table. Generally actual payouts of the LTI cash awards for NEOs may range from 0% to 200% of target, based upon the Company’s overall business results and performance as determined by the Compensation Committee in its sole discretion.

For the LTI cash award opportunity as with the annual incentive cash compensation awards, the difficulty for each NEO in reaching the highest level of LTI cash opportunity for any given year is a product of both the large number of cumulative factors affecting actual NOI production for that year, as well as the accuracy of the pre-set NOI goal in reflecting what can reasonably be regarded as achievable NOI production for the period given all circumstances affecting such production. Consideration of a span of three production years for each such award opportunity is a stabilizing factor.

Stock Based Awards. Another element of our compensation policy for NEOs is stock based awards under the Plan. Unlike base salary and incentive cash compensation awards, which are earned and paid based on the annual or multi-year performance of the individual and the Company, stock based awards generally vest in four equal installments over a period of four years, and each installment vests only if the NEO is employed on each vesting date. As a result, these awards recognize performance over a longer term, encourage executives to continue their employment with the Company or its subsidiaries and directly link the value of the awards to appreciation in the price of the Company’s Common Stock. All of these elements further serve to align the executive's interests with those of the Company’s Stockholders.

The contractual commitments to NEOs for stock-based awards generally take the form of a minimum number of shares to be awarded annually, subject to the terms of the Plan, share availability and the approval of the Compensation Committee. Stock based awards to NEOs are made at an exercise or strike price equal to the fair market value as defined in the Plan, based upon the average of the high and low sales prices of the Company’s Common Stock on the date of grant. We believe this practice is fair and reasonable to the individual executive and to the Company and its Stockholders, since, in addition to being consistent with the Plan, it is a commonly used method of determining the exercise or strike price of equity-based awards to corporate executives and is unconnected with the impact of any subsequent events.

In 2006 the Company recommended to the Compensation Committee that regularly scheduled stock-based awards to NEOs and other Company officers, except as otherwise provided by contract, normally be granted in the form of stock appreciation rights (“SARs”), as described below. The objective of this practice is to reduce the level of dilution of Company ownership by current Stockholders created as a result of equity awards to officers, and to help maintain consolidation for tax reporting purposes with our corporate majority owner. With a SARs grant, the only Common Stock granted and potentially sold are shares representing the difference in the stock’s fair market value between the date the grant was made and the exercise date.

Stock based awards to NEOs may be made in the form of restricted stock grants, stock options or SARs paid in stock, in each case subject to the terms and provisions of the Plan, although restricted stock grants are not made on a regular basis. Grants of stock options or SARs paid in stock generally survive for a period of ten years. Each of the SARs granted entitles the grantee to receive, at the time of exercise, an amount equal to the difference between the fair market value of a single share of the Company's Common Stock on the date of exercise and the exercise price, which may not be less than the fair market value of a single share of the Company's Common Stock on the date the grant was made, paid not in cash but in shares of the Company’s Common Stock. SARs are generally exercisable in four equal annual installments on the first four anniversaries of the grant date, so long as the grantee is employed by the Company or one of its subsidiaries on each such date.

The SARs granted reflect the assessment of management as to each NEO’s contribution to the attainment of corporate goals, his or her level of success in meeting individual performance expectations and competitive levels of total compensation.

Other Benefits. We provide limited types of perquisites and other personal benefits to our NEOs which we believe are reasonable, consistent with our overall compensation program to enable the Company to attract and retain superior employees for key positions and comparable with perquisite packages offered by our competitors to their senior executives. Pursuant to Company policy and the terms of their respective employment agreements described above, NEOs are generally entitled to participate in the various benefit plans, programs or arrangements established and maintained by the Company from time to time and applicable to its senior executives, including medical benefits, dental benefits, life insurance, long-term disability insurance, qualified and supplemental defined contribution and defined benefit plans, and to receive all fringe benefits made available to senior executives of the Company, including reimbursement for club memberships, annual physical examinations, preparation of personal income tax returns and paid parking. Each NEO’s entitlement to such benefits is subject to the terms and conditions of the Company’s policies with regard to them, as adjusted by the Company from time to time in its discretion. NEOs are not eligible for paid time off under the Company’s paid time off policy for other employees, any vacation or other work leave time for those NEOs being in each case subject to the approval of the Chairman of the Board and Chief Executive Officer (other than himself). Severance and other benefits available to NEOs upon termination of employment are determined in accordance with the terms of their respective employment contracts, which are summarized above.

The Compensation Committee reviews and approves the compensation for the NEOs. The Chairman of the Board and Chief Executive Officer reviews and approves recommendations made to the Compensation Committee regarding all compensation for the NEOs (other than himself). Recommendations regarding the Chief Executive Officer’s compensation are developed by the Company’s Senior Human Resources officer in consultation with the majority Stockholder of the Company’s Common Stock. The Compensation Committee and the Chief Executive Officer are assisted in developing and evaluating the overall competitiveness of the compensation program by the Company’s Human Resources staff, which uses market data provided by several executive compensation consulting firms. Comparative compensation information regarding the Company’s peer group of companies is evaluated each year. The competitor group includes the following companies within the insurance industry:

•	The Allstate Corporation

•	The Chubb Corporation

•	CIGNA Corporation

•	The Hartford Financial Services Group, Inc.

•	Lincoln National Corporation

•	The Progressive Corporation

•	The Travelers Companies, Inc.

These companies, as well as other companies within the insurance, financial services and certain other industries, represent the organizations against which CNA competes for key executives. This comparative compensation information, in conjunction with performance assessments as to past and expected future contributions of the individual, is used to develop annual compensation levels. It is the Company’s goal to set total compensation opportunities for the NEOs at levels generally comparable with those available to similarly placed executives at the Company’s competitor group; however, the Company does not benchmark executive compensation in the sense of setting mandatory levels or percentiles of peer compensation within which compensation for any particular NEO must fall.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

We have reviewed and discussed the Compensation Discussion and Analysis set forth above with the management of the Company, and, based on such review and discussion, have approved inclusion of the Compensation Discussion and Analysis in this Proxy Statement.

By the Compensation Committee:

Don M. Randel and Marvin Zonis (Chairperson)

COMPENSATION OF EXECUTIVE OFFICERS

The following table summarizes compensation paid by the Company and its subsidiaries for services rendered in all capacities for our Chief Executive Officer, Chief Financial Officer and other NEOs as of December 31, 2008:

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary (a) ($)	Bonus (b) ($)		Stock Awards (c) ($)	Option/ SARs Awards (d) ($)	Non-Equity Incentive Plan Compensation (e) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (f) ($)	All Other Compensation (g) ($)	Total ($)
Stephen W. Lilienthal (h)	2008	$950,000	—		—	$2,152,279	$3,113,750	—	$14,252,568	$20,468,597
Chairman & CEO	2007	$950,000	—		—	$693,359	$3,161,250	—	$487,968	$5,292,577
CNA Financial Corporation	2006	$950,000	—		—	$547,764	$3,256,250	—	$520,731	$5,274,745

D. Craig Mense	2008	$800,000	—		$119,563	$286,617	$1,380,000	—	$216,468	$2,802,648
Executive Vice President &	2007	$697,917	$250,000		$130,661	$236,758	$1,426,000	—	$207,234	$2,948,569
Chief Financial Officer	2006	$625,000	—		$130,661	$152,226	$1,437,500	—	$184,204	$2,529,591
CNA Financial Corporation

Larry A. Haefner (i)	2008	$367,628	$400,000	(j)	—	$13,673	$567,500	—	$207,797	$1,556,598
Executive Vice President &
Chief Actuary
CNA insurance companies

Jonathan D. Kantor	2008	$787,500	—		—	$303,842	$1,416,000	$628,690	$55,627	$3,191,659
Executive Vice President,	2007	$750,000	—		—	$305,015	$1,747,500	$892,005	$31,500	$3,726,019
General Counsel & Secretary	2006	$750,000	$200,000		—	$252,308	$1,837,500	$844,759	$31,500	$3,916,066
CNA Financial Corporation

James R. Lewis (h)	2008	$800,000	—		—	$881,669	$1,080,000	—	$3,451,955	$6,213,624
President & CEO	2007	$800,000	—		—	$305,015	$1,820,000	—	$234,278	$3,159,293
CNA Property &	2006	$800,000	—		—	$261,892	$1,900,000	—	$212,903	$3,174,795
Casualty Operations
CNA insurance companies

Michael Fusco (k)	2008	$275,000	—		—	$279,070	$224,500	—	$1,182,108	$1,960,678
Former Executive Vice President &	2007	$543,750	—		—	$200,395	$726,000	—	$140,597	$1,610,741
Chief Actuary	2006	$500,000	—		—	$153,240	$1,000,000	—	$129,451	$1,782,691
CNA insurance companies

(a)	Base salary includes compensation deferred under the CNA S-CAP and SES-CAP.

(b)	Represents discretionary bonuses to NEOs earned in fiscal years 2006, 2007 and 2008.

(c)	Represents the compensation cost recognized for fiscal years 2006, 2007, and 2008 related to restricted stock awards for financial statement reporting purposes in accordance with Statement of Financial Accounting Standards No. 123R and thus may include amounts for awards granted in prior years. For a discussion of assumptions used in calculation of these amounts, please see Note J to our consolidated financial statements included in our Annual Report for fiscal years 2006, 2007, and 2008 on Form 10-K.

(d)	Represents the compensation cost recognized for fiscal years 2006, 2007, and 2008 related to stock option/SARs awards for financial statement reporting purposes, excluding forfeitures, in accordance with Statement of Financial Accounting Standards No. 123R and thus may include amounts for awards granted in prior years. For a discussion of assumptions used in calculation of these amounts, please see Note J to our consolidated financial statements included in our Annual Report for fiscal years 2006, 2007, and 2008 on Form 10-K.

(e)	Amounts disclosed are annual incentive cash awards and long-term cash awards earned in fiscal years 2006, 2007, and 2008 under the Incentive Compensation Plan. Annual incentive awards are typically paid in the first quarter of the following year unless deferred. Long-term cash awards are granted annually and are earned based on net operating income targets over a three-year performance period.

(f)	The amount shown for the NEOs is attributable to the change in actuarial present value of the accumulated benefit under defined benefit plans. There can be no assurance that the amounts shown will ever be realized by the NEOs. For assumptions used in the calculation of these amounts, please see the Pension Benefits Table below.

(g)	Please refer to the All Other Compensation Table below for additional information.

(h)	Mr. Lilienthal’s and Mr. Lewis’ employment terminated on January 1, 2009.

(i)	Mr. Haefner’s employment began on April 11, 2008.

(j)	Represents a sign-on bonus paid to Mr. Haefner.

(k)	Mr. Fusco’s employment terminated on June 30, 2008.

ALL OTHER COMPENSATION TABLE

The following table describes each component of the All Other Compensation column in the Summary Compensation Table for the year ended December 31, 2008.

Name	Year	Parking Benefit	Tax Preparation	Executive Physicals	Company Aircraft (a)	Club Memberships/ Companion Travel	Tax Reimbursements (b)	Company S-CAP and SES- CAP Contributions	Dividend Equivalent Payment (c)	Severance (d)	Relocation	Total
Stephen W. Lilienthal	2008	$1,800	$2,500	—	$572,667	$8,400	$21,021	$271,420	—	$13,374,760	—	$14,252,568
D. Craig Mense	2008	$1,800	$2,500	$5,074	—	$13,208	$3,306	$186,580	$4,000	—	—	$216,468
Larry A. Haefner	2008	$1,350	—	$5,126	—	$2,344	$3,340	$32,290	—	—	$163,347	$207,797
Jonathan D. Kantor	2008	—	—	$4,580	—	$14,988	$2,984	$33,075	—	—	—	$55,627
James R. Lewis	2008	$1,800	$2,500	$3,910	$39,330	$8,040	$3,895	$192,480	—	$3,200,000	—	$3,451,955
Michael Fusco	2008	—	$2,500	$2,349	—	$7,422	$1,530	$68,307	—	$1,100,000	—	$1,182,108

(a)	Represents amounts for personal use of Company aircraft which represents the aggregate incremental cost to the Company. Aggregate incremental cost calculation includes variable costs associated with the personal use of Company aircraft and includes but is not limited to the following: fuel, landing fees, air routing fees, Company tax disallowance amounts that may be triggered, flight based operator fees (i.e., hangar and terminal fees), multi-service fees (i.e., ground repairs and maintenance), catering, staff per diem, and ground transportation when applicable.

(b)	Under the Internal Revenue Code, the Company is required to impute income to each NEO for the value of perquisites. The amounts represented are reimbursements for taxes on imputed income related to executive physicals and personal use of Company aircraft applying the Standard Industry Fare Level (SIFL) methodology.

(c)	Represents dividend equivalent payments made to Mr. Mense in connection with vesting of restricted stock shares.

(d)	Represents severance related amounts in connection with executive’s termination. In 2008, Mr. Fusco was paid $550,000 of the $1,100,000 that was accrued. The amounts that remain unpaid for Mr. Lilienthal, Mr. Lewis and Mr. Fusco will be paid in 2009 and going forward, in accordance with their respective employment agreements.

The following table provides additional information on stock options/SARs awards and non-equity incentive plan awards granted to each of the NEOs during the year ended December 31, 2008.

GRANTS OF PLAN BASED AWARDS TABLE

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards				All Other Option/ SARs Awards: Number of Securities Underlying Options (a) (#)	Exercise or Base Price of Option/ SARs Awards (b) ($ / sh)	Closing Price on Grant Date ($ / sh)	Grant Date Fair Value of Stock and Option/ SARs Awards (c)
Name	Grant Date		Threshold ($)	Target ($)	Maximum ($)
Stephen W. Lilienthal	2/6/08		—	—	—		75,000	$32.54	$32.06	$490,718
			$118,750	$237,500	$475,000	(d)	—	—	—	—
			$1,450,000	$1,450,000	$2,900,000	(f)	—	—	—	—
D. Craig Mense	2/6/08		—	—	—		30,000	$32.54	$32.06	$196,287
			$100,000	$200,000	$400,000	(d)	—	—	—	—
			—	$800,000	$1,600,000	(f)	—	—	—	—
Larry A. Haefner	4/30/08		—	—	—		15,000	$26.75	$26.81	$81,534
			$45,833	$91,667	$183,333	(d)	—	—	—	—
			—	$500,000	$1,000,000	(f)	—	—	—	—
Jonathan D. Kantor	2/6/08		—	—	—		30,000	$32.54	$32.06	$196,287
			$112,500	$225,000	$450,000	(d) (e)	—	—	—	—
			—	$750,000	$1,500,000	(e) (f)	—	—	—	—
James R. Lewis	2/6/08		—	—	—		30,000	$32.54	$32.06	$196,287
			$100,000	$200,000	$400,000	(d)	—	—	—	—
			—	$800,000	$1,600,000	(f)	—	—	—	—
Michael Fusco	6/30/08	(g)	—	—	—		10,000	$35.38	$25.15	$10,100
	6/30/08	(g)	—	—	—		10,000	$35.35	$25.15	$10,139
	6/30/08	(g)	—	—	—		5,000	$29.15	$25.15	$11,224
	6/30/08	(g)	—	—	—		15,000	$24.69	$25.15	$57,758
	6/30/08	(g)	—	—	—		20,000	$26.27	$25.15	$63,890
	6/30/08	(g)	—	—	—		20,000	$27.27	$25.15	$56,610
	6/30/08	(g)	—	—	—		20,000	$30.98	$25.15	$26,747
	6/30/08	(g)	—	—	—		20,000	$41.86	$25.15	$4,273
			$55,000	$110,000	$220,000	(d)	—	—	—	—
			—	$550,000	$1,100,000	(f)	—	—	—	—

(a)	Option/SARs awards vest in installments of 25% on each anniversary of the date of grant, such that the option/SARs are fully exercisable on or after four years from the date of grant.

(b)	The exercise price shown for individual optionees is the fair market value of the Company’s Common Stock on the date of grant (calculated as the average of its high and low sales prices on that date reported on the NYSE Composite Tape).

(c)	Represents full grant date fair value of 2008 awards calculated in accordance with Financial Accounting Standards (“FAS”) No. 123R. For a discussion of assumptions, see Note J to our consolidated financial statements included in our Annual Report Form 10-K for the year ended December 31, 2008. There can be no assurance that amounts shown under Grant Date Fair Value of Stock and Options/SARs will ever be realized by the NEOs.

(d)	These amounts represent long-term incentive cash awards made under the Incentive Compensation Plan and are administered by the Compensation Committee. The long-term incentive cash awards are granted annually and are earned based on NOI targets over a three-year performance period and will become payable only to the extent that specified NOI goals are achieved. The payouts can vary from 0% to 200% of original target based on the attainment of performance goals. Only awards related to the 2008-2010 performance cycle are included in this table. Please refer to the “Incentive Compensation Awards” section of the Compensation Discussion and Analysis for more information concerning these awards.

(e)	For 2008, amounts reported for Mr. Kantor represent awards made to him on the grant date, as approved by the Compensation Committee on February 6, 2008. The long-term incentive cash award amount disclosed under the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table was determined based on Mr. Kantor’s December 31, 2008 year-ending base salary, as per the terms of the Incentive Compensation Plan.

(f)	These amounts represent annual incentive cash awards granted under the Incentive Compensation Plan. The award for Mr. Lilienthal is subject to threshold and maximum levels based on Company NOI achievement, as established by the Compensation Committee. The awards for Messrs. Mense, Fusco, Kantor, Lewis and Haefner consist of an amount equal to a portion of that percentage of NOI established by the Compensation Committee as the annual performance goal, subject to maximum amounts. The actual 2008 annual incentive cash award achievements were determined and approved by the Compensation Committee in February, 2009 and are reflected in the Summary Compensation Table under the Non-Equity Incentive Plan Compensation column. Please refer to the Incentive Compensation Awards section of the Compensation Discussion and Analysis section for more information concerning these awards.

(g)	Mr. Fusco’s options/SARs awards reflect the date the awards were modified in accordance with FAS 123R in connection with his termination to allow for continued vesting of unvested options and exercisability of vested options for one year post-termination. The original grant dates, in order as listed in the table, were as follows: 11/13/2000; 5/2/2001; 5/08/2002; 5/07/2003; 4/28/2004; 2/09/2005; 2/08/2006; and 2/07/2007.

The following table summarizes equity awards made to the NEOs which were outstanding as of the year ended December 31, 2008.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END TABLE

			Option/SARs Awards					Stock Awards
			Number of Securities Underlying Unexercised Options/ SARs (#)	Number of Securities Underlying Unexercised Options/ SARs (#)		Option/ SARs Price	Option/SARs Expiration	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested

	Date of
Name	Grant		Exercisable	Unexercisable		(a) ($)	Date	(#)	($)
Stephen W. Lilienthal	8/31/2001		75,000	-0-		$27.83	8/31/2011	—	—
	5/8/2002		40,000	-0-		$29.15	5/8/2012	—	—
	8/8/2002		15,000	-0-		$25.55	8/8/2012	—	—
	5/7/2003		55,000	-0-		$24.69	5/7/2013	—	—
	4/28/2004		55,000	-0-		$26.27	4/28/2014	—	—
	2/9/2005		48,750	16,250	(b)	$27.27	2/9/2015	—	—
	2/8/2006		37,500	37,500	(c)	$30.98	2/8/2016	—	—
	2/7/2007		18,750	56,250	(d)	$41.86	2/7/2017	—	—
	2/6/2008		-0-	75,000	(e)	$32.54	2/6/2018	—	—
D. Craig Mense	11/29/2004		25,000	-0-		$26.15	11/29/2014	—	—
	2/9/2005		18,750	6,250	(b)	$27.27	2/9/2015	—	—
	2/8/2006		12,500	12,500	(c)	$30.98	2/8/2016	—	—
	2/7/2007		6,250	18,750	(d)	$41.86	2/7/2017	—	—
	2/6/2008		-0-	30,000	(e)	$32.54	2/6/2018	—	—
Larry A. Haefner	4/30/2008		-0-	15,000	(f)	$26.75	4/30/2018	—	—
Jonathan D. Kantor	8/5/1999		12,000	-0-		$35.09	8/5/2009	—	—
	5/12/2000		12,000	-0-		$32.03	5/12/2010	—	—
	5/2/2001		20,000	-0-		$35.35	5/2/2011	—	—
	5/8/2002		20,000	-0-		$29.15	5/8/2012	—	—
	5/7/2003		30,000	-0-		$24.69	5/7/2013	—	—
	4/28/2004		30,000	-0-		$26.27	4/28/2014	—	—
	2/9/2005		22,500	7,500	(b)	$27.27	2/9/2015	—	—
	2/8/2006		15,000	15,000	(c)	$30.98	2/8/2016	—	—
	2/7/2007		7,500	22,500	(d)	$41.86	2/7/2017	—	—
	2/6/2008		-0-	30,000	(e)	$32.54	2/6/2018	—	—
James R. Lewis	5/7/2003		7,500	-0-		$24.69	5/7/2013	—	—
	4/28/2004		7,500	-0-		$26.27	4/28/2014	—	—
	2/9/2005		22,500	7,500	(b)	$27.27	2/9/2015	—	—
	2/8/2006		15,000	15,000	(c)	$30.98	2/8/2016	—	—
	2/7/2007		7,500	22,500	(d)	$41.86	2/7/2017	—	—
	2/6/2008		-0-	30,000	(e)	$32.54	2/6/2018	—	—
Michael Fusco	6/30/2008	(g)	10,000	-0-		$35.38	6/30/2009	—	—
	6/30/2008	(g)	10,000	-0-		$35.35	6/30/2009	—	—
	6/30/2008	(g)	5,000	-0-		$29.15	6/30/2009	—	—
	6/30/2008	(g)	15,000	-0-		$24.69	6/30/2009	—	—
	6/30/2008	(g)	20,000	-0-		$26.27	6/30/2009	—	—
	6/30/2008	(g)	15,000	5,000		$27.27	6/30/2009	—	—
	6/30/2008	(g)	10,000	10,000		$30.98	6/30/2009	—	—
	6/30/2008	(g)	5,000	15,000		$41.86	6/30/2009	—	—

(a)	The exercise price shown for individual optionees is the fair market value of the Company’s Common Stock on the date of grant (calculated as the average of its high and low sales prices on that date reported on the NYSE Composite Tape).

(b)	Options vest annually in installments of 25% beginning 2/9/2006, such that the options are fully exercisable on or after four years from the date of grant.

(c)	SARs vest annually in installments of 25% beginning 2/8/2007, such that the SARs are fully exercisable on or after four years from the date of grant.

(d)	SARs vest annually in installments of 25% beginning 2/7/2008, such that the SARs are fully exercisable on or after four years from the date of grant.

(e)	SARs vest annually in installments of 25% beginning 2/6/2009, such that the SARs are fully exercisable on or after four years from the date of grant.

(f)	SARs vest annually in installments of 25% beginning 4/30/2009, such that the SARs are fully exercisable on or after four years from the date of grant.

(g)	Mr. Fusco’s options/SARs awards reflect the date the awards were modified in accordance with FAS 123R in connection with his termination to allow for continued vesting of unvested options and exercisability of vested options for one year post-termination. The original grant dates, in order as listed in the table, were as follows: 11/13/2000; 5/2/2001; 5/08/2002; 5/07/2003; 4/28/2004; 2/09/2005; 2/08/2006; and 2/07/2007.

The following table provides additional information about the value realized by the NEOs on stock option/SARs exercises and stock award vesting during the year ended December 31, 2008.

OPTION EXERCISES AND STOCK VESTED TABLE

	Option/SARs Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Stephen W. Lilienthal	-0-	$ 0	-0-	$ 0
D. Craig Mense	-0-	$ 0	5,000(a)	$ 62,625(b)
Larry A. Haefner	-0-	$ 0	-0-	$ 0
Jonathan D. Kantor	-0-	$ 0	-0-	$ 0
James R. Lewis	-0-	$ 0	-0-	$ 0
Michael Fusco	-0-	$ 0	-0-	$ 0

(a)	Represents 25% installment vesting of restricted stock award granted on November 29, 2004.

(b)	Represents the average of the high and low price of our Common Stock on the December 1, 2008 vesting date, excluding tax obligations incurred in connection with such vesting.

The following table provides the present value of accumulated benefits payable to each of the NEOs under the qualified and non-qualified pension plans. Please refer to the “Retirement Plans” section above for more information regarding our pension benefits.

PENSION BENEFITS TABLE

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Stephen W. Lilienthal	—	-0-	$ 0	$ 0
D. Craig Mense	—	-0-	$ 0	$ 0
Larry A. Haefner	—	-0-	$ 0	$ 0
Jonathan D. Kantor	CNA Retirement Plan	14.75	$ 377,963(a)	$ 0
CNA Supplemental
	Executive Retirement Plan	14.75	$ 4,779,642(b)	$ 0
James R. Lewis	—	-0-	$ 0	$ 0
Michael Fusco	—	-0-	$ 0	$ 0

(a)	The present value of accumulated benefit was determined assuming commencement at age 62 using a discount rate of 6.30% and the 2009 Annuitant Table specified in IRS Notice 2008-85. The mortality rates apply after commencement at age 62. The payment form reflects the availability and anticipated election of optional payment forms offered under the plan based on plan experience.

(b)	The present value of accumulated benefit was determined assuming commencement at age 62, with payment under the lump sum payment form. The lump sum payment at age 62 was determined using a forward rate application of the three-segment yield curve specified in IRS Notice 2008-112 applicable for payments after 2012 (7.11% for payments made during the first 5 years; 8.23% for payments made for the next 15 years; and 7.42% for payments made thereafter) and the 2013 Table for Distributions Subject to §417(e)(3) as specified in IRS Notice 2008-85. The lump sum payment at age 62 was discounted to the measurement date using a discount rate of 6.30%.

The following table provides information on executive contributions, earnings and account balances for the NEOs in the CNA SES-CAP, a non-qualified, unfunded and unsecured deferred compensation plan. Please refer to the “Retirement Plans” section above for more information regarding compensation deferred under the SES-CAP.

NONQUALIFIED DEFERRED COMPENSATION TABLE

Name	Executive Contributions in Last Fiscal Year ($) (a)	Company Contributions in Last Fiscal Year ($) (b)		Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($)
Stephen W. Lilienthal (c)	$231,500	$287,208		$193,449	$0	$3,724,653
D. Craig Mense	$144,500	$161,215	(d)	$34,108	$0	$759,274	(d)
Larry A. Haefner	$9,634	$9,772	(e)	$117	$0	$19,523	(e)
Jonathan D. Kantor	$33,450	$23,415		$39,723	$0	$775,206
James R. Lewis (c)	$144,500	$173,955		$92,545	$0	$1,846,841
Michael Fusco	$39,500	$56,014		$45,671	($910,912)	$0

(a)	Reflects amounts that have been reported as either Salary or Non-Equity Incentive Plan Compensation in the Summary Compensation Table above.

(b)	Includes Company performance and additional matching contributions, as defined in the “Retirement Plans” section above, credited to the NEO’s account in 2008 calendar year for 2007 performance. Company performance and additional matching contributions for 2008 performance will be credited to the NEO's account in the first quarter of 2009 and are not reflected in this table. For information regarding employer contributions, please refer to the “Retirement Plans” section above.

(c)	Aggregate Withdrawals/Distributions of Messrs. Lilienthal’s and Lewis’ balances are subject to deferral pursuant to the provisions of Section 409A of the IRC and the Treasury Regulations related to it.

(d)	Mr. Mense is 80% vested in amount shown under Registrant Contributions in Last Fiscal Year. Mr. Mense’s vested Aggregate Balance at Last Fiscal Year-End is equal to $670,536.

(e)	Mr. Haefner is 0% vested in amount shown under Registrant Contributions in Last Fiscal Year. Mr. Haefner’s vested Aggregate Balance at Last Fiscal Year-End is equal to $9,692.

The following table represents payments that will be made to terminated employees over their respective severance periods. Please see the “Employment Agreements” section above for additional details.

PAYMENTS TO TERMINATED EMPLOYEES TABLE

Benefit (a)	Stephen W. Lilienthal	James R. Lewis	Michael Fusco
Annual and LTI Cash Plan (b)	$3,177,083	$1,133,333	$281,833
Options/SARs (c)	—	—	—
Severance Related Payments	$13,374,760	$3,200,000	$1,100,000
Benefits and Perquisites	$21,600	$13,500	$5,400
Total Payments	$16,573,443	$4,346,833	$1,387,233

(a)	Please refer to the Pension Benefits Table above for estimated payments to Mr. Lilienthal, Mr. Lewis and Mr. Fusco under the CNA defined benefit plans. Please refer to the Non-Qualified Deferred Compensation Table above for estimated payments to Mr. Lilienthal, Mr. Lewis and Mr. Fusco under the SES-CAP.

(b)	Represents annual incentive cash payments for 2008 performance year and long-term cash payments for the 2006-2008 performance cycle that were approved by the Compensation Committee and paid in February, 2009.

(c)	Represents estimated value of unvested accelerated stock options/SARs. Estimated value of stock options is calculated by multiplying the number of accelerated stock options/SARs by the difference between the exercise price and the closing price of our Common Stock on December 31, 2008. All options/SARs have an exercise price that is greater than the closing price of our Common Stock on December 31, 2008.

The following tables reflect estimated amounts payable to each of the NEOs in the event of termination of such executive’s employment. The amounts shown assume that such termination was effective as of December 31, 2008 and thus are estimates of the amounts which would be paid out to the executives upon their termination. The actual amounts to be paid out can only be determined at the time of such executive’s separation from the Company and its subsidiaries. Furthermore, in the event of termination, each of the NEOs remains subject to certain confidentiality, non-competition, non-solicitation, non-interference and claims assistance covenants. Please refer to the “Employment Agreements” section above for more information regarding employment agreements for each of the NEOs.

POTENTIAL PAYMENTS UPON TERMINATION TABLES

D. CRAIG MENSE

Benefit (a)	Termination w/o Cause or for Good Reason	Non-Renewal of Contract (b)	Voluntary Termination	For Cause Termination	Retirement	Death	Disability
Annual and LTI Cash Plan	$0	$0	$0	$0	$0	$1,400,000	$1,400,000
Options/SARs	$0	$0	$0	$0	$0	$0	$0
Severance Related Payments (c)	$4,400,000	$4,400,000	$0	$0	$0	$0	$0
Benefits and Perquisites	$10,140	$10,140	$0	$0	$0	$0	$0
Total Potential Payments	$4,410,140	$4,410,140	$0	$0	$0	$1,400,000	$1,400,000

(a)	Please refer to the Pension Benefits Table above for estimated payments to Mr. Mense under the CNA defined benefit plans. Please refer to the Non-Qualified Deferred Compensation Table above for estimated payments to Mr. Mense under the SES-CAP.

(b)	Represents payments due to Mr. Mense if the Company has not made an offer to renew or extend Mr. Mense’s employment agreement and, as a result, Mr. Mense’s employment terminates.

(c)	Severance Related payments includes both severance payments due to the executive in connection with his termination as well as any retention bonus amounts, as described in the Employment Agreement section, that may become payable as a result of such termination.

LARRY A. HAEFNER

Benefit (a)	Termination w/o Cause or for Good Reason	Non-Renewal of Contract (b)	Voluntary Termination	For Cause Termination	Retirement	Death	Disability
Annual and LTI Cash Plan	$375,000	$0	$0	$0	$0	$375,000	$375,000
Options/SARs	$0	$0	$0	$0	$0	$0	$0
Severance Related Payments (c)	$1,664,384	$500,000	$0	$0	$0	$0	$0
Benefits and Perquisites	$6,750	$0	$0	$0	$0	$0	$0
Total Potential Payments	$2,046,134	$500,000	$0	$0	$0	$375,000	$375,000

(a)	Please refer to the Pension Benefits Table above for estimated payments to Mr. Haefner under the CNA defined benefit plans. Please refer to the Non-Qualified Deferred Compensation Table above for estimated payments to Mr. Haefner under the SES-CAP.

(b)	Represents payments due to Mr. Haefner if the Company has not made an offer to renew or extend Mr. Haefner’s employment agreement and, as a result, Mr. Haefner’s employment terminates.

(c)	Severance Related payments includes both severance payments due to the executive in connection with his termination as well as any retention bonus amounts, as described in the Employment Agreement section, that may become payable as a result of such termination.

JONATHAN D. KANTOR

Benefit (a)	Termination w/o Cause or for Good Reason	Non-Renewal of Contract (b)	Voluntary Termination	For Cause Termination	Retirement	Death	Disability
Annual and LTI Cash Plan	$0	$0	$0	$0	$0	$1,440,000	$1,440,000
Options/SARs	$0	$0	$0	$0	$0	$0	$0
Severance Related Payments (c)	$4,400,000	$4,400,000	$0	$0	$0	$0	$0
Benefits and Perquisites	$9,724	$9,724	$0	$0	$0	$0	$0
Total Potential Payments	$4,409,724	$4,409,724	$0	$0	$0	$1,440,000	$1,440,000

(a)	Please refer to the Pension Benefits Table above for estimated payments to Mr. Kantor under the CNA defined benefit plans. Please refer to the Non-Qualified Deferred Compensation Table above for estimated payments to Mr. Kantor under the SES-CAP.

(b)	Represents payments due to Mr. Kantor if the Company has not made an offer to renew or extend Mr. Kantor’s employment agreement and, as a result, Mr. Kantor’s employment terminates.

(c)	Severance Related payments includes both severance payments due to the executive in connection with his termination as well as any retention bonus amounts, as described in the Employment Agreement section, that may become payable as a result of such termination.

RELATED TRANSACTIONS

It is our policy that any transaction involving the Company or any of our subsidiaries in which any of our directors, executive officers, principal Stockholders has had or will have a direct or indirect material interest be submitted to our General Counsel for review and reported to our Audit Committee for its consideration, without the participation of any Audit Committee member who may be involved in the transaction. In each case, the Audit Committee will consider, in light of all of the facts and circumstances it deems relevant, whether the transaction is fair and reasonable to us and our Stockholders, including our minority Stockholders.

Loews makes available to CNA the services of certain officers and executives of Loews. In February, 1975, CNA entered into a management services agreement (the “Services Agreement”) with Loews which provides that Loews will make available to CNA these services, together with general corporate services, including financial, administrative and management consulting services. Loews is reimbursed on the basis of an allocation of a portion of the salaries and related payroll taxes and benefits of the officers and executives performing the services, in addition to travel and similar expenses incurred. The allocation may be adjusted in the event of any substantial change in the services performed and the Services Agreement may be terminated by CNA or Loews on the last day of any month. The Services Agreement has been reviewed each year since 1975 by CNA’s Audit Committee. The last such review took place in February, 2009 and the Audit Committee approved renewal of the Services Agreement for the ensuing fiscal year, calling for a reimbursement allocation of approximately $295,000 per month, which recommendation was accepted by the Board of Directors. Under the Services Agreement, CNA reimbursed Loews $3,540,000 for services performed during 2008, and $75,505 for travel and similar expenses incurred during 2008.

During 2008, Loews or its subsidiaries paid premiums on bonds, insurance and administrative services to the CNA insurance companies at standard rates aggregating approximately $2,887,113.

The Loews ownership of the voting securities of CNA has exceeded 80% since 1980 requiring the inclusion of CNA and its eligible subsidiaries in the consolidated federal income tax returns filed by Loews. Accordingly, following approval by CNA’s Audit Committee and Board of Directors, CNA and Loews entered into a tax allocation agreement (the “Tax Allocation Agreement”) that provides that CNA will (i) be paid by Loews the amount, if any, by which the Loews consolidated federal income tax liability is reduced by virtue of the inclusion of CNA and its subsidiaries in the Loews consolidated federal income tax return, or (ii) pay to Loews an amount, if any, equal to the federal income tax that would have been payable by CNA, if CNA and its subsidiaries had filed a separate consolidated return. In the event that Loews should have a net operating loss in the future computed on the basis of filing a separate consolidated tax return without CNA and its eligible subsidiaries, CNA may be required to repay tax recoveries previously received from Loews. The Tax Allocation Agreement may be cancelled by CNA or Loews upon thirty days’ prior written notice. In 2008, the inclusion of CNA and its eligible subsidiaries in the consolidated federal income tax return of Loews resulted in a decrease in the federal income tax liability for Loews. Accordingly, CNA has received or will receive approximately $175,000,000 from Loews for 2008 under the Tax Allocation Agreement.

The Company and a Loews subsidiary have entered into an Investment Facilities and Services Agreement (the “Investment Services Agreement”). Under the Investment Services Agreement, a Loews subsidiary provides to the Company and certain of its subsidiaries certain investment facilities and services. The Company pays directly or reimburses a Loews subsidiary for all reasonable costs, expenses and disbursements incurred by a Loews subsidiary in providing the services which in 2008 amounted to $30,997,188.

SECTION 16(a) BENEFICIAL OWNERSHIP COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 required our directors and executive officers, and persons who own more than 10% of a registered class of the Company’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our Common Stock and other equity securities of the Company. Based upon review of the information provided to the Company, we believe that all Section 16(a) filing requirements were complied with during the 2008 fiscal year with the exception of a Form 4 filed on December 31, 2008 on behalf of Stephen W. Lilienthal reporting three charitable contributions in April 2006 and three charitable contributions in April, 2007.

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

(Proposal No. 2)

Our Audit Committee of our Board of Directors has selected Deloitte & Touche LLP to serve as the independent registered public accounting firm for 2009. Although it is not required to do so, our Board of Directors wishes to submit the selection of Deloitte & Touche LLP for ratification by the Company’s Stockholders at the Annual Meeting. Even if this selection is ratified by Stockholders at the Annual Meeting, our Audit Committee may in its discretion change the appointment at any time during the year if it determines that such a change would be in the best interests of the Company and its Stockholders. If the Company’s Stockholders do not ratify the selection of Deloitte & Touche LLP, the Audit Committee will reconsider its selection. Representatives of Deloitte & Touche LLP are expected to be at the Annual Meeting to answer appropriate questions and, if they choose to do so, to make a statement.

For the years ended December 31, 2008 and 2007, professional services were performed by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, “Deloitte”), which includes Deloitte Consulting.

Audit and audit-related fees aggregated $12.6 million and $13.9 million for the years ended December 31, 2008 and 2007, respectively and were composed of below-described categories:

Audit Fees

The aggregate fees billed for the audit of the Company’s annual financial statements for the years ended December 31, 2008 and 2007 and for the reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q were $12.2 million and $13.5 million, respectively.

Audit-Related Fees

The aggregate fees billed for audit-related services for the years ended December 31, 2008 and 2007 were $0.4 million and $0.4 million, respectively. These fees generally include fees for consents and comfort letters, audits of the Company’s employee benefit plans, accounting consultations and SEC related matters.

Tax Fees

There were no aggregate fees billed for tax services for the years ended December 31, 2008 and 2007.

All Other Fees

The aggregate fees for services not included above were $1.6 million and $0 million for the years ended December 31, 2008 and 2007.

Our Audit Committee has established a pre-approval policy with regard to audit, audit-related and certain non-audit engagements by the Company of its independent registered public accountants. Under this policy, our Audit Committee annually pre-approves certain limited, specified recurring services which may be provided by Deloitte, subject to maximum dollar limitations. All other engagements for services to be performed by Deloitte must be separately pre-approved by the Audit Committee. The Audit Committee has also designated the Chairperson of the Audit Committee as having authority to pre-approve such engagements as allowed by the policy, subject to reporting on such pre-approvals to the Audit Committee at its next scheduled meeting.

All of the fees set forth above have been approved by the Audit Committee in accordance with its approval procedures.

The Board of Directors recommends that the Stockholders vote FOR Proposal No. 2.

OTHER MATTERS

The Company does not know of any other business to come before the Annual Meeting. However, if any other matters come before the Annual Meeting, the persons named in the proxies will act on behalf of the Stockholders they represent according to their best judgment.

The cost of this solicitation of proxies will be borne by the Company. Solicitation will be made primarily through use of the mails, but regular employees of the Company or its subsidiaries may solicit proxies personally, by telephone or facsimile. Such employees will receive no special compensation for such solicitation. Brokers and nominees will be requested to obtain voting instructions of beneficial owners of Common Stock registered in their names and will be reimbursed for their out-of-pocket expenses and reasonable clerical expenses.

STOCKHOLDER COMMUNICATIONS TO THE BOARD OF DIRECTORS

OR THE INDEPENDENT DIRECTORS

The Company has a process by which Stockholders may communicate with our Board of Directors. Stockholders and other interested parties wishing to communicate directly to our Board of Directors may submit written communications addressed to the Board of Directors, c/o General Counsel, CNA Financial Corporation, 333 South Wabash Avenue, 43rd Floor, Chicago, Illinois 60604. All such communications from Stockholders will be forwarded to the members of the Board.

Any Stockholder of the Company wishing to communicate with our Independent Directors may do so in the following ways:

•	By submitting the communication in writing addressed to:

Presiding Director, Non-Management Directors of CNA Financial Corporation

c/o Senior Vice President, Audit, Compliance and Investigations

CNA Financial Corporation

333 South Wabash Avenue

Chicago, Illinois 60604

•	By leaving a recorded message addressed to Presiding Director, Non-Management Directors of CNA Financial Corporation at the following telephone number: 1-888-679-9252; or

•	By sending an email to the attention of the Presiding Director, Non-Management Directors of CNA Financial Corporation at: corporateinvestigations@cna.com.

STOCKHOLDER PROPOSALS FOR THE 2010 ANNUAL MEETING

Stockholder proposals for inclusion in proxy materials for the 2010 Annual Meeting should be addressed to the Company’s Executive Vice President, General Counsel and Secretary, 333 South Wabash Avenue, 43rd Floor, Chicago, Illinois 60604, and must be received by November 27, 2009 in order to be included in the Company’s proxy materials. Proxies solicited by the Company for the 2010 Annual Meeting may confer discretionary authority to vote on any proposals submitted after February 13, 2010 without a description of them in the proxy materials for that meeting.

By order of the Board of Directors,

JONATHAN D. KANTOR
Executive Vice President, General Counsel and Secretary

Chicago, Illinois

March 30, 2009

CNA FINANCIAL CORPORATION

ANNUAL MEETING OF STOCKHOLDERS

Wednesday, April 22, 2009

10:00 a.m.

CNA Financial Corporation

333 South Wabash Ave.

Chicago, IL 60604

proxy

333 South Wabash Ave. Chicago, IL 60604

This proxy is solicited by the Board of Directors for use at the Annual Meeting on April 22, 2009 at 10:00 a.m.

T. F. Motamed, J. Rosenberg, J. S. Tisch (the “Proxy Committee”), or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of CNA Financial Corporation to be held on April 22, 2009 or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted by the stockholder. If no such directions are indicated, the Proxy Committee will have authority to vote FOR the Election of All of the Nominees in Proposal 1 and FOR the approval of Deloitte and Touche, LLP in Proposal 2.

In its discretion, the Proxy Committee is authorized to vote upon such other business as may properly come before the meeting.

See reverse for voting instructions.

COMPANY #

Vote by Internet, Telephone or Mail 24 Hours a Day, 7 Days a Week

Your phone or Internet vote authorizes the Proxy Committee to vote your shares in the same manner as if you marked, signed and returned your proxy card.

VOTE BY INTERNET — www.eproxy.com/cna

• Use the Internet to vote your proxy until 12:00 p.m. (CT) on April 21, 2009.

VOTE BY PHONE — 1-800-560-1965

• Use a touch-tone telephone to vote your proxy until 12:00 p.m. (CT) on April 21, 2009.
• Please have your proxy card and last four digits of your social security number or tax identification number available to vote by Internet or Phone.

VOTE BY MAIL — Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your proxy card.

Please detach here

The Board of Directors Recommends a Vote FOR All the Nominees listed and FOR Proposal 2.

1. Election of directors:		01 Paul J. Liska	05 Joseph Rosenberg	☐Vote FOR all nominees (except as marked)		☐Vote WITHHELD from all nominees
		02 Jose O. Montemayor	06 Andrew H. Tisch
		03 Thomas F. Motamed	07 James S. Tisch
		04 Don M. Randel	08 Marvin Zonis

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2. Approval of Deloitte & Touche, LLP as the independent registered public accounting firm for 2009.				☐For	☐Against	☐ Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL.

Address Change? Mark Box	☐	Indicate your new address below:		Date

Authorized Signatures
This section must be completed for your vote to be counted. — Date and Sign.

Please sign exactly as name(s) appears above. Joint owners

should each sign. When signing as attorney, executor,

administrator, corporate officer, trustee, guardian, or custodian,

please give full title.